Exhibit 4.7

EXECUTION COPY

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

RESEARCH COLLABORATION AND LICENSE AGREEMENT

Between

Arcturus Therapeutics, Inc.

And

Janssen Pharmaceuticals, Inc.

i

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INDEX OF DEFINITIONS

ADT	35	FTE Rate	39
Affiliate	34	GLP	40
After-Acquired Third Party IP	35	Government Body	40
Agreement	1	IND	40
Annual Budget	5	Indemnifiable Losses	31
API	35	Indemnitee	31
Arcturus	1	Joint Know-How	40
Arcturus Delivery Technologies	35	Joint Patent Right	40
Arcturus Indemnitee	31	Joint Research Plan	40
Arcturus Know-How	35	JPI	1
Arcturus Nonparty Claim	29	JPI Indemnitee	31
Arcturus Patent Right	35	JPI Licensed Technology	40
Arcturus Platform Technologies	35	JPI Nonparty Claim	29
Arcturus Product-Specific Patent	35	Know-How	40
Arcturus Technology	36	Licensed Compound	2
Arcturus-Controlled Affiliate	35	Licensed Product	2
Bankrupt Party	34	Litigation Expense	31
Bankruptcy Event	36	Loss	31
Bundled Product	37	Materials	41
Business Day	37	Milestone Amount	12
Calendar Quarter	37	NA Therapeutic	41
Change of Control	37	Net Sales	41
Combination Product	38	Nonparty Claim	31
Commercially Reasonable Efforts	38	Out-of-Pocket Expenses	43
Competitive Infringement	38	Party(ies)	1
Confidential Information	23	Patent Matters	44
Control	38	Patent Right	43
Controlled Affiliate	39	Person	43
Covering	39	Phase 1 Study	43
Covers	39	Phase 2 Study	43
Currency Hedge Rate	39	Phase 3 Study	43
Demonstration of In Vivo Efficacy and Safety	2	Proceeding	31
		Prosecute and Maintain	43
Derived Information	23	Prosecution and Maintenance	43
Development Candidates	2	Publishing Party	26
Disclosing Party	23	Recipient	23
Effective Date	1	Regulatory Approval	43
Excluded Information	23	Representative	31
Exploit	39	Research Costs	5
FDA	39	Research Program	1
Field	39	Research Term	44
First Commercial Sale	39	Selected NA Therapeutic	44
Force Majeure Event	50	Selected NA Therapeutic List	3
FTE	39	Tax(es)	44

ii

Exhibit 4.7

EXECUTION COPY

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

Third Party	44
Total Budget	5
Valid Claim	44

iii

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RESEARCH COLLABORATION AND LICENSE AGREEMENT

This research collaboration and license Agreement (this “Agreement”) is dated October 18, 2017 (the “Effective Date”), and is between Arcturus Therapeutics, Inc., a Delaware corporation (“Arcturus”), and Janssen Pharmaceuticals, Inc., a Delaware corporation (“JPI”).  Each of Arcturus and JPI may be referred to herein individually as a “Party” and collectively as the “Parties”.

Arcturus is a biopharmaceutical company engaged in the business of identifying and developing NA Therapeutics to prevent, treat, and diagnose diseases, including Hepatitis B, […***…]* and respiratory disease viruses.

JPI is a pharmaceutical company engaged, in part, in the business of seeking regulatory approval of, manufacturing, and commercializing therapeutic agents around the world.  As part of that business, it develops and commercializes therapeutic agents to prevent, treat, and diagnose diseases, including Hepatitis B.

Arcturus and JPI want to collaborate to identify and develop NA Therapeutics that prevent, treat or ameliorate (“treat”) certain specified infectious diseases, including in any event Hepatitis B, with discovery, development, funding obligations, and ownership of related intellectual property being allocated among Arcturus and JPI, and JPI making milestone payments and royalty payments to Arcturus.

The Parties therefore agree as follows:

1	RESEArch
1.1

NA Therapeutics.  During the Research Term, Arcturus shall use Commercially Reasonable Efforts (“CRE”) to create NA Therapeutics using Arcturus Technology that are intended to treat (a) Hepatitis B and, (b) at such time as either of the options set forth in Section 4.2 is exercised by JPI, […***…] or the Respiratory Disease Viruses ([…***…] and Respiratory Disease Viruses, each a “Option Disease Area” collectively the “Option Disease Areas”).  Arcturus will further use CRE to develop NA Therapeutics that: (a) have In Vivo Efficacy and Safety; (b) target highly-conserved sequences of the known genomes of the target diseases; (c) have the least cross-reactivity with human genes (i.e., off-target effects); and (d) have the most potent potential therapeutic effect on the target genome.

1.2

Joint Research Plans.  The research to be conducted during the Research Term (each, a “Research Program”) shall be conducted pursuant to the applicable Joint Research Plan.  During the Research Term, the Parties shall carry out the work assigned to them under the applicable Joint Research Plan.

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1.3

Amendments.  The JRC may amend the Joint Research Plan in writing in accordance with this Agreement (or recommend an amendment to the Parties), subject to Article 2.  Any such amendments will be deemed incorporated in the Joint Research Plan Exhibit.  The JRC must review the Joint Research Plan as necessary at each meeting of the JRC and at any other time at the reasonable request of either Party and modify it as appropriate to reflect scientific and other developments.  Each Party will promptly inform the other Party (via the JRC or the JRC chairpersons, including by email) upon becoming aware of any circumstances that such Party believes are likely to require an amendment to the Joint Research Plan or Annual Budget and the JRC will then promptly convene a meeting to decide the matter.

1.4

Demonstration of Efficacy.  Arcturus shall promptly deliver to the JRC data and information it generates pursuant to a Research Program demonstrating that an applicable NA Therapeutic has demonstrated In Vivo Efficacy and Safety (as defined in the applicable Joint Research Plan describing the Research Program related to such NA Therapeutic) (such demonstration a “Demonstration of In Vivo Efficacy and Safety”).  The data package delivered by Arcturus shall include the nucleotide sequence and nucleobase structure of each NA Therapeutic in the set of NA Therapeutics that have achieved a Demonstration of In Vivo Efficacy and Safety.  Arcturus shall provide JPI any additional information reasonably requested by JPI regarding NA Therapeutics created by Arcturus under a Research Program.  Within […***…]* Business Days after receipt of such data or information, JPI’s JRC chairperson will inform Arcturus’ JRC chairperson in writing (which may be satisfied by e-mail) whether it considers such data a Demonstration of In Vivo Efficacy.  In the event JPI files an IND with respect to a NA Therapeutic provided by Arcturus, then the same shall be deemed a Demonstration of In Vivo Efficacy and Safety.

1.5

Development Candidate Selection.  JPI may select certain NA Therapeutics under a Joint Research Plan for further development (“Development Candidates”): (a) at a duly-convened JRC meeting; (b) by email from JPI’s JRC chairperson to Arcturus’ JRC chairperson; or (c) either during or after the Research Term by written notice to Arcturus in accordance with this Agreement.  Each compound that comprises a Development Candidate is a “Licensed Compound” and each pharmaceutical product containing a Licensed Compound is a “Licensed Product”.  Should JPI or its Affiliates conduct, or permit or cause to be conducted, any IND-enabling GLP study of, or any GLP manufacturing activity with respect to, any NA Therapeutics during the Research Term or any Selected NA Therapeutic after the Research Term, it shall be deemed to have designated such NA Therapeutic as a Development Candidate.  Arcturus shall not be obligated to perform, or have performed, any IND-enabling GLP study of, or any GLP manufacturing activity with respect to any NA Therapeutic unless such NA Therapeutic has been designated a Development Candidate. JPI shall only select as Development Candidates those NA Therapeutics that JPI believes are potentially relevant to the treatment or diagnosis of the applicable infectious disease as set forth in the Joint Research Plan for the Research Program.

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1.6

Selected NA Therapeutic List.  No later than […***…]* days after completion of the Research Program (other than as a result of termination of this Agreement), JPI shall deliver to Arcturus a list of the NA Therapeutics (including, but not limited to, previously-designated Development Candidates) that JPI determines to be of potential relevance to the treatment or diagnosis of the applicable infectious disease as set forth in the Joint Research Plan for the Research Program (the “Selected NA Therapeutics List”).

1.7

Exclusivity. Arcturus shall use all Licensed Compounds only in accordance with this Agreement, and, until the […***…] anniversary of (i) the Effective Date, in the case of HBV based Research Program, and (ii) the respective Option Exercise Date, in the case of an […***…] or Respiratory Disease Viruses-based Research Program, as applicable, Arcturus and Arcturus-Controlled Affiliates will not:

1.7.1

perform, participate in, or fund any work directed to the discovery, research or development of NA Therapeutics licensed under this Agreement, other than in activities conducted pursuant to this Agreement;

1.7.2

grant any non-Party any license or other rights under Arcturus Technology to develop or commercialize NA Therapeutics licensed under this Agreement, extend the duration or scope of any existing license under Arcturus Technology to develop or commercialize NA Therapeutics licensed under this Agreement, or reduce the aggregate payment obligations to Arcturus under any such existing license with respect to NA Therapeutics licensed under this Agreement to an extent that would be likely to have a material adverse effect on the competitiveness of one or more Licensed Products; or

1.7.3

propose to any non-Party or solicit any non-Party to enter into any contractual relationship for work (including fee-for-service work) directed to the discovery, research or development of NA Therapeutics, other than for activities conducted pursuant to this Agreement.

The obligations of Sections 1.7.1 and 1.7.3 will not apply to, have no effect and exclusivity shall not apply with respect to: (a) […***…] being conducted by Arcturus with respect to NA Therapeutics […***…], but Arcturus and its Affiliates shall not expand such activities beyond […***…]; or (b) any activities to be conducted by Arcturus for the research, development, manufacturing, commercialization, use and sale of any […***…] agents (including NA Therapeutics) for use in humans or farm or companion animals involving the use of […***…] as […***…] for the […***…] of Hepatitis B, […***…] or […***…]; or (c) for pre‑existing or subsequently acquired or initiated programs of a non-Party acquirer of Arcturus, provided that Arcturus ensures that Arcturus Know-How is not accessible to personnel of such non-Party acquirer who are engaged in the conduct of such program and such non‑Party acquirer does not use Arcturus Technology in such programs.  Arcturus shall not attempt to circumvent this provision through the use of non-Arcturus-Controlled Affiliates.

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1.8

Transfer of Supplies and Data for NA Therapeutics.  At JPI’s reasonable request, Arcturus shall promptly transfer to JPI at no charge: (a) subject to availability, reasonable quantities of NA Therapeutics, Licensed Compounds or Licensed Products in Arcturus’ possession or control (Arcturus may retain such quantities of NA Therapeutics, Licensed Compounds and Licensed Products as are necessary for Arcturus to perform its Research Program obligations); (b) all existing data for Licensed Compounds; and (c) any additional Arcturus Know-How that is necessary or useful for JPI to research, develop, manufacture, commercialize or otherwise Exploit any Selected NA Therapeutics, Licensed Compound or Licensed Product.

1.9

Records.  Each Party shall maintain, consistent with its internal policies, accurate records of its activities under the Research Program that are suitable for all relevant scientific, patent, regulatory, and financial purposes.

1.10

Reports.  During the first Calendar Year, Arcturus shall deliver to the JRC a quarterly written, detailed summary of all research and development efforts with respect to the NA Therapeutics and Licensed Compounds conducted by Arcturus since the previous such report and shall respond promptly to any reasonable JPI inquiries regarding the NA Therapeutics and Licensed Compounds.  Until the JRC is disbanded, and in addition to any other reporting requirements under this Agreement, no later than […***…]* days after the end of each Calendar Quarter, each Party shall submit to the JRC a written report that: (a) describes that Party’s progress under the Joint Research Plan during that Calendar Quarter; and (b) includes a summary of the results and data generated by that Party under the Joint Research Plan during that Calendar Quarter, in each case to the extent reasonably necessary to advance the Joint Research Plan and the Research Program.

1.11

Materials.  At the request of JPI, Arcturus shall, as necessary, provide JPI quantities of Materials in excess of the quantities provided under Section 1.8, or other Materials identified in the Joint Research Plan that are proprietary to Arcturus or otherwise not commercially available, provided that JPI will reimburse Arcturus for the reasonable and documented costs associated with the purchase or provision of such Materials.

1.12

Performance by Others.  Each Party may perform itself or through one or more Affiliates or permitted subcontractors that Party’s obligations under the Joint Research Plan, on condition that each such Affiliate or subcontractor enters into a confidentiality agreement with that Party that contains confidentiality obligations substantially the same as those set forth in this Agreement.  Each Party will remain liable for performance of any such Affiliate or subcontractor.  Arcturus shall obtain JPI’s prior written consent before engaging any subcontractor to perform its obligations hereunder (except to the extent that such subcontractor and the obligations to be subcontracted are identified in the Joint Research Plan).

1.13	Budget. Arcturus shall fund those activities to be funded by Arcturus pursuant to the HBV Joint Research Plan and associated Budget. Arcturus shall submit to the

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JRC for approval, for those activities to be funded by Janssen pursuant to the HBV Joint Research Plan and associated Budget, a detailed budget of planned FTE and Out-of-Pocket Expenses for the ensuing 12 months (the “Annual Budget”) every 6 months beginning with the Effective Date, provided that Arcturus shall not be obligated to commence a particular Joint Research Program activity unless the JRC has approved an Annual Budget covering the budgeted costs for such activity.  JPI shall reimburse Arcturus as set forth in Section 1.14 for the actual costs incurred by Arcturus for conducting the Research Program up to $[…***…]*  (the “Total Budget”).  JPI will not reimburse amounts above […***…]% of the Annual Budget except as approved by the JRC as provided in Section 2.4.  The Annual Budget may be amended by unanimous written agreement of the JRC.  Pursuant to Section 2.5, increase in the Total Budget will warrant an amendment to this Agreement.

1.14

Invoicing and Payment.  Arcturus shall provide an invoice to Johnson & Johnson Accounts Payable (J&J AP) via the web portal www.ap.jnj.com within […***…] days of the end of each Calendar Month for all Research Program payments due for that month with a copy to the JRC/JPI and to […***…], J&J Innovation, 99 El Camino Real, Menlo Park, CA 94025.  Arcturus may contact the Johnson & Johnson Accounts Payable Hotline at (877) 557-4487 with any questions related to the status of payments on invoices.  The invoice will specify the actual number of FTEs expended (including an FTE time report break down to substantiate FTE work performed), and the applicable FTE Costs (the product of the actual total FTEs used by Arcturus to perform the Research Program and the FTE Rate) and Arcturus Out-of-Pocket Expenses (collectively “Research Costs”) incurred by Arcturus during the Calendar Month.  Within […***…] days of the date the invoice is submitted to the J&J AP portal, JPI shall pay Arcturus the Research Costs set forth in the invoice unless JPI disputes a portion of the invoice (in which event JPI shall pay the undisputed portion thereof).  All invoices must reference a valid Purchase Order (“PO”) Number which JPI shall provide to Arcturus within […***…] days after the Effective Date and invoices shall include the nature and amount of research and development services rendered or deliverables provided.  JPI reserves the right to return to Arcturus unprocessed and unpaid those invoices that do not reference the applicable PO Number.  Janssen Research & Development, L.L.C may act as a paying agent for JPI under this Agreement.  Invoiced amounts not paid when due will bear interest in accordance with Section 5.18.

2	Governance
2.1

Joint Research Committee.  Promptly after the Effective Date, the Parties shall establish a committee (the “Joint Research Committee” or “JRC”), as more fully described below.  The JRC shall review and oversee the Research Program.  The JRC shall have no authority to amend this Agreement.  The JRC’s responsibilities shall include:

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2.1.1

The review of the progress of the Research Program, and discussion and approval of any appropriate modifications to the Joint Research Plan in light of such progress, including applicable modifications to the Annual Budget;

2.1.2

The formation of sub-committees as agreed to be appropriate, which sub-committees shall report their progress to the JRC at each regularly scheduled JRC meeting, with any dispute among the sub-committee members referred to the JRC for resolution; and

2.1.3	Any other responsibilities as may be assigned to the JRC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.

Where any decision of the JRC would alter or increase in a material manner Arcturus contractual obligations or Research Program commitments, or JPI’s financial obligations, under this Agreement, including the Joint Research Plan, then the JRC’s role shall be limited to making recommendations to the Parties as to the proposed decision.  Any such decision shall not take effect unless and until agreed by the Parties in writing in an amendment to this Agreement.

2.2

Membership of the JRC.  The JRC shall consist of an equal number of representatives from each of JPI and Arcturus.  The exact number of such representatives shall be up to […***…]* for each Party, or such other number as the Parties may agree.  Each Party shall provide the other with a list of its initial members of the JRC within […***…] days after the Effective Date.  Each Party may replace any or all of its representatives and/or appoint a proxy at any time by giving prior written notification to the other.  Each Party may, in its reasonable discretion, invite other employees of such Party to attend meetings of the JRC.  Each Party will provide advance notice of any additional attendees it will include at a meeting of the JRC.  Each Party shall designate 1 of its JRC members as co-chair.

2.3

Meetings. The JRC shall meet at least on a calendar quarterly basis in a manner, time and at a place as the Parties shall agree.  Meetings of the JRC that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree.  Each Party will be responsible for its members’ expenses incurred in attending all JRC meetings.  The chairpersons of the JRC shall be responsible for calling each meeting, setting and distributing agenda items in advance of the meeting and issuing appropriate minutes of each meeting of the JRC within […***…] days of the date of such meeting and shall allocate such responsibilities between themselves.  The minutes of each JRC meeting will provide a description, in reasonable detail, of the discussions at the meeting and document all actions and determinations approved by the JRC at such meeting, including identification of any NA Therapeutics, Demonstration of In Vivo Efficacy and Safety, and the identification of any Development Candidates.  In addition, in the event of approval at any JRC meeting of any amendment to the Joint Research Plan or Annual Budget, such amendment will be attached to the minutes as an exhibit.  The chairperson responsible for drafting the minutes of a particular JRC meeting shall provide a draft of such minutes (including by email) to the other

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Party’s chairperson within […***…]* Business Days after such meeting, and the chairpersons shall promptly discuss and address any comments the other Party’s chairperson may have on such minutes and finalize such draft minutes as promptly as practicable, whereupon the drafting chairperson shall provide such draft minutes to all JRC members (including by email).  The minutes shall be considered as accepted if, within […***…] days from receipt, no recipient has objected in writing (including e-mail) to the chairpersons.

2.4

Quorum and Decision Making.  A meeting of the JRC shall be considered to have a quorum provided that the co-chairperson from each Party is in attendance and a majority of the JRC is present at such meeting.  A decision by the JRC requires approval of each Party’s co-chairperson.  In the event the JRC is unable to agree on a decision as to a particular matter within the JRC’s authority and requiring a decision, JPI shall have the final decision making authority on such matter, except as otherwise provided in Section 2.1 above.  Any decision required or permitted to be taken by the JRC may be taken in accordance with the above without a meeting taking place, if a consent in writing including electronic mail, setting forth the decision so taken, is approved in writing by each of the co-chairpersons.

2.5	No Authority. The JRC shall not have the authority to increase the Total Budget.
2.6	Dissolution of JRC. The JRC shall be dissolved upon the completion of the Research Term.
3	DEVELOPMENT
3.1

Development of Licensed Products.  JPI, directly or through one or more of its Affiliates or sublicensees, shall use Commercially Reasonable Efforts to: (a) develop a Licensed Product; (b) obtain Regulatory Approval for a Licensed Product in […***…]; and (c) where approved, commercialize a Licensed Product in […***…].  In the event that, after delivery of the Selected NA Therapeutics List, JPI determines that a specific NA Therapeutic that was not on the Selected NA Therapeutics List but has potential utility to treat or diagnose an infection caused by HBV (or, if the Option is exercised, the applicable Option Disease Area), JPI may provide notice to Arcturus identifying the particular NA Therapeutic and requesting that it be deemed a “Selected NA Therapeutic.”  Arcturus shall notify JPI within […***…] days of receipt of such request whether Arcturus accepts or denies such request, provided that Arcturus may deny such request only if, as of the date of such request: (i) such NA Therapeutic is […***…] unless permitted pursuant to the provisions of Section 1.7) and has progressed to at least […***…]; or (ii) Arcturus has […***…]

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[…***…]*.  Upon Arcturus’ acceptance of such request, or, except under the circumstances described in clause (ii) above, Arcturus’ failure to respond in accordance with this Section 3.1, such NA Therapeutic shall be deemed a “Selected NA Therapeutic.”

3.2

Arcturus Development Support.  For up to […***…] after the end of the Research Term (the “Development Support Period”), at JPI’s request, Arcturus shall provide reasonable technical assistance to JPI in the practice of the Arcturus Know-How transferred to JPI to Develop, formulate and manufacture Development Candidates and their constituent Licensed Compounds (the “Development Support”).  The Development Support will include making qualified Arcturus personnel reasonably available to JPI for scientific and technical explanations and advice reasonably requested by JPI; provided, however, that Arcturus will not be required to conduct any additional research, development or manufacturing activities, to generate or obtain new data or information, or to hire or engage additional personnel, or provide requested Development Support to the extent or at such a frequency that it would unduly impair the ability of Arcturus personnel to perform, or otherwise interferes with Arcturus’ personnel’s performance of, their regular duties for Arcturus.  JPI shall reimburse Arcturus for all reasonable and documented FTE Costs and Out-of-Pocket Expenses incurred by Arcturus in providing the Development Support requested by JPI (which FTE Costs and Out-of-Pocket Expenses are in addition to any Research Costs that JPI is obligated to reimburse under Section 1.14 and are not subject to the Annual Budget or the Total Budget).  Arcturus shall invoice JPI on a […***…] basis for any such FTE Costs and Out-of-Pocket Expenses, and JPI shall pay such invoiced amounts, in each case, in accordance with Section 1.14.

3.3

Development Costs and Decision Making.  JPI will be responsible for all of the costs it incurs for development and commercialization of Licensed Products and will have decision-making authority for all development activities.

3.4

Regulatory Filings.  JPI, directly or through one or more of its Affiliates or sublicensees, shall make, in the name of one or more of JPI, its Affiliates, and its sublicensees, all regulatory filings anywhere in the world it desires for Licensed Products.  JPI will be responsible for communicating with Government Bodies regarding regulatory filings for Licensed Products and any Regulatory Approval for Licensed Products, once granted.  Arcturus will own no interest in any application submitted or approval granted in connection with Regulatory Approval for Licensed Products.  Arcturus shall cooperate with JPI as requested by JPI to support any regulatory filing for one or more Licensed Products.  JPI shall reimburse Arcturus all reasonable expenses (including employee time at the FTE Rate) that Arcturus incurs in so cooperating.

3.5	Commercialization. JPI will be responsible for all matters relating to commercializing Licensed Products.

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3.6	Manufacturing. JPI will have the exclusive right to manufacture Licensed Products itself or through Affiliates or Third Parties selected by JPI.
3.7

Reports; Updates.  Commencing no later than […***…]* after the expiration of the Research Term, JPI shall once per Calendar Year provide a written progress report to Arcturus summarizing Product […***…], […***…] and […***…] activities during the previous 12-month period, the results of such activities, and a summary of the planned Product […***…], […***…], and […***…] activities for the upcoming 12-month period.  In addition, […***…] per year between delivery of such progress reports, upon Arcturus’ request, JPI shall make available to Arcturus by teleconference or other means of telecommunication, for a reasonable period and at a reasonable time, appropriately qualified and sufficiently senior personnel of JPI or its Affiliates having responsibility over and specific knowledge of JPI’s and its Affiliates’ ongoing and planned Licensed Product […***…], […***…] and […***…] activities, to discuss, and respond to Arcturus’ reasonable questions regarding, the status and progress of JPI’s and its Affiliates’ ongoing and planned Licensed Product […***…], […***…] and […***…] activities.

4	LICENSES
4.1

Compounds and Products.  Subject to the terms and conditions of this Agreement, Arcturus hereby grants to JPI an exclusive license under the Arcturus Technology and Arcturus’ interest in the Joint Patent Rights to Exploit NA Therapeutics, Licensed Compounds and Licensed Products in the Field worldwide as identified and selected and on the terms and conditions set forth in this Agreement.  The license granted under this Section 4.1 is exclusive even as to Arcturus, except as necessary for Arcturus to exercise its rights and perform its obligations under the Joint Research Plan.  The license granted under this Section 4.1 includes the right for JPI to sublicense to its Affiliates and to Third Parties.  This license includes the right to utilize NA Therapeutics, Licensed Products and Licensed Compounds in Combination Products that incorporate other active pharmaceutical ingredients that are not Licensed Compounds and in Bundled Products that incorporate other products that are neither Licensed Compounds nor Combination Products. For clarity, NA Therapeutics, Licensed Compounds and Licensed Products in the Option Disease Areas are not licensed pursuant to this Section 4.1 unless and until such time as an Option in an Option Disease Area is exercised by JPI pursuant to Section 4.2. For clarity, no license or Option rights are granted pursuant to this Article 4 with respect to NA Therapeutics that are not also subject to the Exclusivity obligations pursuant to Section 1.7 (i.e., with respect to NA Therapeutics for which the obligations under Sections 1.7.1 and 1.7.3 do not apply, no license rights are granted to JPI and no restrictions on exclusivity shall apply pursuant to this Agreement).

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4.2	Option.

Arcturus grants to JPI an option, at JPI's sole election, to have developed and license (as set forth in Section 4.1) NA Therapeutics for each of […***…]* and Respiratory Disease Viruses (each, an “Option”).  Each Option will remain in effect and expire […***…] months from the Effective Date (“Option Period”) and, if not previously exercised for either or both, shall terminate and be of no further force and effect upon the expiration of the Option Period.  JPI may exercise this option by delivering an irrevocable written notice to Arcturus (“Option Exercise Date”) prior to the expiration of the Option Period and paying to Arcturus the Exercise Fee set forth in Section 5.10 within […***…] business days of the Option Exercise Date.  Upon each exercise of an Option, an additional Joint Research Plan will be attached to this Agreement and made a part hereof, and the research specified to be conducted by the Parties under such Joint Research Plan will become a Research Program.  During the Option Period, but prior to any Option Exercise Date, Arcturus shall be free to collaborate with third parties and license any rights in the Option Disease Areas to third parties.  If licenses under the Arcturus Technology with respect to […***…] or Respiratory Disease Viruses have been granted to third parties prior to the respective Option Exercise Date, then exercising of an Option by JPI would result in a non-exclusive license in the applicable Option Disease Area subject to rights granted by Arcturus to the then-existing Third Party licensee(s), provided that to the extent that the grant of rights to a Third Party licensee in the applicable Option Disease Area is less than worldwide or narrower than the Field, then the JPI license shall be exclusive in such unlicensed portion and nonexclusive in the otherwise licensed portion of the Option Disease Area.

4.3	Nonexclusive Licenses.
4.3.1

JPI hereby grants to Arcturus a nonexclusive, royalty-free license to use JPI Patent Rights, and Know-How that JPI discloses to Arcturus during the Research Term, in performing Arcturus’s obligations under this Agreement during the Research Term on the terms and conditions set forth in this Agreement; provided that no license rights are granted in any Option Disease Area until such time as an exercise of by JPI of its Option in the applicable Option Disease Area pursuant to Section 4.2.

4.3.2

Arcturus hereby grants to JPI a nonexclusive, royalty-free license under the Arcturus Technology to make, use, sell, and import, products using Arcturus Delivery Technology provided that such products are Licensed Products licensed to JPI according to Section 4.1.

4.3.3

Arcturus hereby grants to JPI a nonexclusive, royalty-free license under the Arcturus Technology to use NA Therapeutics, Licensed Compounds and Licensed Products for its own internal research purposes on the terms and conditions set forth in this Agreement.

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4.4	No Other Licenses or Rights. This Agreement creates no license or other right by implication, estoppel, or otherwise. All licenses and rights are granted only under this Agreement.
4.5

Retained Rights.  Subject to Section 1.7, none of the rights granted to JPI under this Article 4 affect the rights of Arcturus to practice and grant licenses under the Arcturus Technology and Arcturus Confidential Information that are not expressly licensed to JPI pursuant to Section 4.1.

4.6	Further Licenses.
4.6.1

If, during the Research Term, JPI identifies any Third Party-owned or -controlled intellectual property rights not Controlled by Arcturus on the Effective Date that JPI believes may be necessary or useful for the Research Program or the Exploitation of Selected NA Therapeutics, Licensed Compounds or Licensed Products, then upon JPI’s written request, the Parties will confer regarding whether it is necessary or useful for Arcturus to obtain rights to such Third Party-owned or –controlled intellectual property rights.  If the Parties agree that it is necessary or useful for Arcturus to obtain such rights, Arcturus will use Commercially Reasonable Efforts to obtain such rights, provided that (i) […***…] and (ii) the Parties agree in writing to […***…]) and to the extent to which Section 5.6.3 will apply to royalties that become due by Arcturus to the Third Party as a result of JPI’s use of such intellectual property.  Notwithstanding clause (i) above, if any milestone payment becomes due by Arcturus as a result of both (A) JPI’s and its Affiliates’ and sublicensees’ Exploitation of Selected NA Therapeutics, Licensed Compounds or Licensed Products and (B) Arcturus’ and its Affiliates’ and licensees’ Exploitation of products other than Selected NA Therapeutics, Licensed Compounds or Licensed Products (e.g., a commercial milestone payment that becomes due as a result of combined sales of Licensed Products by JPI and sales by Arcturus of products other than Selected NA Therapeutics, Licensed Compounds or Licensed Products exceeding a specified amount), then responsibility for payment of such milestone payment shall […***…].  JPI may obtain rights to independently pursue or obtain a license to any Third-Party rights, and JPI shall have no obligation to consult with Arcturus regarding the same.

4.6.2

No After-Acquired Third-Party IP will be deemed to be within the Control of Arcturus unless, prior to using any such intellectual property in a Research Program activity: (a) Arcturus provides to JPI a true, complete and correct written description of Arcturus’ royalty or milestone payment obligations to the applicable intellectual property; (b) Arcturus obtains JPI’s written consent to use such intellectual property in the Research Program or that such intellectual property be used by JPI; and (c) […***…]

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[…***…]*.  Should Arcturus obtain rights to After-Acquired Third-Party IP during the Research Term that Arcturus determines to be relevant to, and useful for the performance of, the Research Program or the Exploitation of Selected NA Therapeutics, Licensed Compounds and Licensed Products hereunder or that is requested by JPI for utilization hereunder, Arcturus shall promptly provide JPI with notice thereof and, should such After-Acquired Third-Party IP have relevant payment obligations, the written description described in subsection (a) of the preceding sentence of this Section 4.6.2, provided that such After-Acquired Third-Party IP will not be deemed to be within the Control of Arcturus until all of the conditions set forth in the preceding sentence (clauses (a)-(c)) are met.

4.7

Expiration of Royalty Payment Obligations.  When JPI owes Arcturus no more royalty payments on a given Licensed Product with respect to a given country under Article 5, all licenses that Arcturus has granted JPI under this Article 4 with respect to that Licensed Product and that country will become fully paid, perpetual, and irrevocable.  JPI shall continue to pay Arcturus any pass-through royalties or milestones (as applicable) due to any Third Party that JPI has agreed to pay with respect to any After-Acquired Third Party IP pursuant to Section 4.6.2, for so long as Arcturus continues to be obligated to make such payments to the Third Party.

4.8

Non-Circumvention.  Arcturus shall not attempt to circumscribe or limit the licenses granted hereunder by situating ownership or Control of intellectual property in an Arcturus Affiliate that is not an Arcturus-Controlled Affiliate.

5	Payments, Milestones and Royalties
5.1	Up Front Payment. Within 10 days after the execution of this Agreement JPI shall pay to Arcturus a non-refundable, non-creditable fee of […***…].
5.2

Milestones.  When a Milestone Event as set forth in Section 5.3 or 5.4 occurs with respect to a Licensed Product JPI will, within […***…] days, inform Arcturus of the achievement of the Milestone Event and Arcturus may then submit to JPI an invoice for the payment due for that Milestone Event (each, a “Milestone Amount”).

5.3

Milestone Events and Payments.  On a Development Candidate-by-Development Candidate basis, JPI will pay Arcturus the following non-refundable, non-creditable milestone payments, upon first achievement of the specified milestone by the first two Licensed Products for each of (i) HBV, (ii) […***…] and (iii) each of the Respiratory Disease Viruses-based Research Program added upon exercise of an Option pursuant to Section 4.2 to achieve that milestone, regardless of how many Licensed Products achieve such milestone.  Each milestone payment may be paid no more than twice for each of (i) HBV, (ii) […***…] and (iii) each of the Respiratory Disease Viruses-based Research Program added upon exercise of an Option pursuant to Section 4.2, regardless of how many Licensed Products meet such milestone.  If development or other efforts to obtain

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Regulatory Approval of a Licensed Product are discontinued after JPI has paid the milestone payment(s) for achievement of one or more milestones (a “Dropped Licensed Product”), and JPI develops a Licensed Product containing a different Development Candidate (a “Replacement Licensed Product”) that is payable as a replacement for the Dropped Licensed Product, the milestone payment that would be payable for the achievement by such Replacement Licensed Product of any milestone previously achieved by the Dropped Licensed Product for which JPI paid a milestone payment to Arcturus would not be payable, but the milestone payment that would be payable for the achievement by such Replacement Licensed Product of any milestone that was not achieved by the Dropped Licensed Product would be payable at […***…]*% of the relevant amount set forth below.

Milestone Number	Milestone Event	Milestone Payment
1	[…***…]	$[…***…]
2	[…***…]	$[…***…]
3	[…***…]	$[…***…]
4	[…***…]	$[…***…]
5	[…***…]	$[…***…]
6a	[…***…]	$[…***…]
6b	[…***…]	$[…***…]
6c	[…***…]	$[…***…]
Total Milestones for each of the first two Licensed Products in HBV and, if the Option is exercised pursuant to Section 4.2, Milestones for each of the first two Licensed Products in each of the applicable Option Disease Areas as provided in Section 5.3		$56,500,000

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5.4

Net Sales Payments.  JPI shall pay Arcturus each of the following one-time, non-refundable, non-creditable milestone payments upon the first achievement of the applicable milestone event.  Each such milestone payment shall be payable only one time for HBV and if the Option is exercised pursuant to Section 4.2, one time for each of the Option Disease Areas (as applicable), regardless of how many times the relevant milestone event may be achieved.

Milestone Event	Payment
First Calendar Year in which annual aggregate Net Sales of all Licensed Products, on a Research Program-by-Research Program basis, equal or exceed $[…***…]	$[…***…]*
First Calendar Year in which annual aggregate Net Sales of all Licensed Products, on a Research Program-by-Research Program basis, equal or exceed $[…***…]	$[…***…]

5.5

Royalties.  During the Royalty Term, JPI will pay royalties on a product-by-product and country-by-country basis to Arcturus on aggregate annual Net Sales of Licensed Products by JPI, JPI’s Affiliates and sublicensees in each Calendar Year at the applicable rate(s) set forth below.

Calendar Year Net Sales increment	Royalty Rate (%)
Portion of aggregate annual Net Sales of Licensed Products, on a Research Program-by-Research Program basis, less than or equal to $[…***…]	[…***…]%
Portion of aggregate annual Net Sales of Licensed Products, on a Research Program-by-Research Program basis, greater than $[…***…] but less than or equal to $[…***…]	[…***…]%
Portion of aggregate annual Net Sales of Licensed Products, on a Research Program-by-Research Program basis, greater than $[…***…]	[…***…]%

5.6	Royalty Reductions. On a country-by-country and Licensed Product by Licensed Product basis, the royalty rates above shall be reduced during the royalty term as follows:
5.6.1

to […***…]% of the amount otherwise payable from and after expiration of the last-to-expire Valid Claim of the Arcturus Patents covering the composition of the relevant Licensed Product in such country (if there is continued regulatory exclusivity for such Licensed Product in such country); and

5.6.2	to […***…]% of the amount otherwise payable from and after expiration of both: (a) the last-to-expire Valid Claim of the Arcturus Patents covering the

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composition of such Licensed Product or all approved uses thereof in such country; and (b) expiration of regulatory exclusivity for such Licensed Product in such country.  For purposes of this Section 5.6, regulatory exclusivity will be deemed to have expired in a country on the date a Third Party could reference data provided by a Party relating to the relevant Licensed Product to a regulatory agency in that country.

5.6.3

in the event JPI, at any time during the period it is obligated to pay royalties to Arcturus hereunder, is obligated to pay […***…]* to any Third Party in connection with the Exploitation of a Licensed Compound or Licensed Product (including in connection with the settlement of a patent infringement claim) under patents, patent applications or know-how of a Third Party (other than […***…] with respect to After-Acquired Third-Party IP under Section 4.6.2), JPI may deduct […***…]% of the royalties actually paid by JPI to such Third Party with respect to sales of such Licensed Product in the relevant country from the royalties due Arcturus with respect to Net Sales of such Product in such country; provided, however, that: (a) if such license does not contain rights under one or more patents or patent applications, only […***…]% of the royalties so paid would be deductible; and (b) in no event would the royalties payable to Arcturus with respect to Net Sales of such Licensed Product in such country be reduced by more than […***…]%.

The reductions to the royalty rates in this Section 5.6 in the aggregate will not reduce the effective royalty rate below […***…]%.

5.7

Compulsory License.  If a government grants or compels JPI to grant a compulsory license to a Licensed Product to a Third Party, then, insofar as JPI is compensated on a royalty basis, JPI will pay to Arcturus […***…]% of the sum paid to it under the compulsory license instead of the royalties that would otherwise be due under this Agreement.  Any sales under such compulsory license will not be used in the calculation of aggregate Net Sales for the purpose of attaining sales milestones under Section 5.4 or adjusting royalty rates under Section 5.6.

5.8

Royalty Term.  Royalty payments will become payable upon the First Commercial Sale of a Licensed Product in a country and ending upon the latest of: (a) […***…] years following the first commercial sale of such Licensed Product in such country; (b) expiration of regulatory exclusivity for such Licensed Product in such country; and (c) expiration of the last-to-expire Valid Claim of the Arcturus Patent Rights or Joint Patent Rights Covering the composition of such Licensed Product or all approved uses thereof in such country

5.9

Timing and Manner of Payment.  Except if this Agreement provides otherwise, JPI shall pay each invoice that Arcturus issues to JPI under this Agreement no later than […***…] days after JPI receives it.  For a payment by JPI under this Agreement to be valid, JPI must make that payment by wire transfer to a bank account that Arcturus designates.

5.10	Option Exercise Fees. The Exercise Fee payable for the exercise of each Option pursuant to Section 4.2 is (a) $[…***…] per Option exercise (i.e., for each of

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[…***…]* or Respiratory Disease Viruses) if such Option is exercised before the end of […***…] from the Effective Date, or (b) $[…***…] per per Option exercise (i.e., for each of […***…] or Respiratory Disease Viruses) if such Option is exercised after […***…] from the Effective Date and before the end of […***…] from the Effective Date.

5.11

Reports.  For as long as JPI owes royalties under this Article 5, no later than […***…] days after the end of each Calendar Quarter, JPI shall provide Arcturus a written report showing as of that Calendar Quarter the Net Sales of Licensed Product by country and the royalty owed for that Calendar Quarter.  That written report must include at least the following information for that Calendar Quarter, each listed by Licensed Product and by country of sale: (a) Net Sales; and (b) the royalty due on those Net Sales.

5.12	Records and Audits.
5.12.1

Arcturus shall keep, and shall cause Arcturus-Controlled Affiliates to keep, such accounting records as are necessary to permit JPI to verify Research Costs invoiced by Arcturus under Section 1.14.  Such records shall be retained at the respective places of business of Arcturus and Arcturus-Controlled Affiliates for at least the […***…] Calendar Years after the Calendar Year to which such records pertain.  Until expiration of such retention period, JPI shall have the right to cause an independent certified accountant selected by JPI and reasonably acceptable to Arcturus to audit such records covering not more than the preceding […***…] full Calendar Years, subject to the terms of Section 5.13 below.  If any such audit determines that JPI overpaid Arcturus, JPI will be entitled to a credit for that overpayment, plus interest calculated in accordance with Section 5.18 no later than […***…] days after being notified of the results of such audit, or, should insufficient further payments be due hereunder, a refund.

5.12.2

JPI shall keep, and shall instruct its Affiliates and sublicensees to keep, such accounting records as are necessary to permit Arcturus to verify determination of all royalties and other amounts paid or payable by JPI under this Agreement.  Such records shall be retained at the respective places of business of JPI, its Affiliates and sublicensees for at least the […***…] Calendar Years after the Calendar Year to which such records pertain.  Until expiration of such retention period, Arcturus shall have the right to cause an independent certified accountant selected by Arcturus and reasonably acceptable to JPI to audit such records covering not more than the preceding […***…] full Calendar Years, subject to the terms of Section 5.13 below.  If any such audit determines that JPI underpaid Arcturus, JPI shall pay Arcturus an amount equal to that underpayment, plus interest calculated in accordance with Section 5.18 no later than […***…] days after being notified of the results of such audit, as requested by Arcturus.  If any such audit determines that JPI overpaid Arcturus, JPI will be entitled to a credit for that overpayment, or, should insufficient further payments be due hereunder, a refund.

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5.13

Conduct of Audits.  It is a condition to the conduct of any audit permitted by Section 5.12 that the accountant sign and deliver to the audited Party a confidentiality agreement as reasonably requested by the audited Party.  The Party engaging such accountant shall require such accountant to share the findings of any such audit with both Parties, and those findings will be binding on the Parties.  The auditing Party shall pay for any such audit under Section 5.12, unless: (a) in the case of an audit under Section 5.12.1, such audit determines that JPI overpaid Arcturus by more than […***…]*% of the amount owed, in which case Arcturus shall reimburse JPI for the reasonable and documented fees and expenses of the auditor paid by JPI for such audit; and (b) in the case of an audit under Section 5.12.2, such audit determines that JPI underpaid Arcturus by more than […***…]% of the amount owed, in which case JPI shall reimburse Arcturus for the reasonable and documented fees and expenses of the auditor paid by Arcturus for such audit.  Each Party shall have the right to inspect all such records no more frequently than once every […***…] months, during normal business hours with at least […***…] days prior written notice.

5.14

Royalty Payments.  No later than […***…] days after the end of each Calendar Quarter in a given Calendar Year, JPI shall pay Arcturus royalties that JPI owes under Section 5.5 for that Calendar Quarter.

5.15

Currency Exchange. All payments under this Agreement must be in U.S. dollars.  If Licensed Products are sold in a currency other than U.S. dollars, for purposes of calculating royalties, revenues from those sales must be expressed in U.S. dollars using the Currency Hedge Rates.  Not later than […***…] Business Days after the Currency Hedge Rates for the next Calendar Year are available, JPI shall notify Arcturus of the Currency Hedge Rates for the local currency of each country in the Territory and all relevant details.  The Currency Hedge Rates for a Calendar Year will remain unchanged during that Calendar Year.

5.16

Indirect Taxes.  Amounts payable under this Agreement do not include any sales, use, excise, value added or other applicable taxes, tariffs or duties with respect to work or services to be performed pursuant to this Agreement.  If any taxing authority imposes a VAT, GST, sales, use, service, consumption, business or similar tax with respect to the work or services undertaken under this Agreement, then JPI agrees to pay that amount if specified in a valid invoice or supply exemption documentation.  For avoidance of doubt, Arcturus will not be entitled to pass on to JPI, and JPI will not be obligated to pay or bear, any tax that is based on Arcturus’ real, personal or intangible property (whether owned or leased), corporate structure, franchise, continuing business operations, income, gross receipts, capital stock, net worth or imposed with respect to Arcturus’ engagement of employees or independent contractors or that Arcturus incurs upon subcontracting any work hereunder, in whole or in part, to any affiliated or non-affiliated Third Party.  Arcturus is solely responsible, to the extent required by applicable law, for identifying, billing, and collecting the taxes payable by JPI in all relevant federal, state, county, municipal and other taxing jurisdictions and for filing all required tax returns in a timely manner.  To the extent that Arcturus does not

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provide JPI a valid invoice (i.e., an invoice compliant with this Agreement setting forth the applicable work or services documentation required under the rules and regulations of the jurisdiction of both Arcturus and JPI, including separate identification of the tax where legally required), Arcturus shall be responsible for any penalty resulting directly from such noncompliance.  The Parties will cooperate in good faith to minimize taxes to the extent legally permissible.

5.17

Withholding Taxes.  JPI shall make all payments to Arcturus under this Agreement without any deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.  Any Tax required to be withheld on amounts payable under this Agreement will be paid by JPI on behalf of Arcturus to the appropriate government authority and JPI will furnish Arcturus proof of payment of such Tax.  Any such tax required to be withheld will be an expense of and borne by Arcturus.  If any such Tax properly is assessed against and paid by JPI, then Arcturus will indemnify JPI from and against such Tax.  JPI and Arcturus will cooperate with respect to all documentation required by any taxing authority or reasonably requested by JPI to secure a reduction in the rate of withholding taxes.  On the date Arcturus signs this Agreement it shall deliver to JPI an accurate and complete Internal Revenue Service Form W-9.

5.18

Late Payments.  In the event that any payment due and undisputed under this Agreement is not made when due, the payment shall accrue interest at a rate per annum that is […***…]* basis points (i.e., four percentage points) above the then-current prime rate quoted by Citibank in New York City for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

6	Ownership of Inventions
6.1

Ownership of Inventions.  Each Party will own all Patent Rights Covering inventions that are made solely by its employees, agents, or subcontractors and not jointly with employees, agents, or subcontractors of the other Party.  The Parties will jointly own all Patent Rights Covering inventions that are made jointly by employees, agents, or subcontractors of both Parties.  Whether an invention is the sole invention of a Party or the joint invention of the Parties for purposes of this Section 6.1 will be determined in accordance with United States patent laws, regardless of where the related activity took place.

6.2

Exploitation of Inventions.  Except as expressly stated to the contrary in this Agreement (including in Section 1.7) and licenses granted under this Agreement, each Party may exploit (including sublicense) any Joint Patent Rights without obtaining the consent of, and without accounting to, the other Party.

6.3

Joint Research Agreement.  This Agreement is a joint research agreement in accordance with 35 U.S.C. section 103(c)(3).  Neither Party is required by this reference to have any Patent Right take advantage of or become subject to

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35 U.S.C. section 103(c)(3) except in accordance with the provisions of Article 7 regarding Prosecution and Maintenance of Patent Rights.

6.4

Trademarks.  JPI will be responsible for the trademarks and trade dress used in connection with commercialization of any Licensed Products.  JPI will own all those trademarks and that trade dress and all associated goodwill.  Arcturus shall not use or seek to register, anywhere in the world, any trademarks that are confusingly similar to any trademarks, trade names, trade dress, or logos used by or on behalf of JPI, its Affiliates, or its sublicensees in connection with any Licensed Product.  Nothing in this Section 6.4 prevents Arcturus from enforcing its own trademark rights or house marks.

7	Patent Prosecution and Maintenance
7.1

Generally.  Except as otherwise expressly provided herein, as between the Parties, only the Party that Controls a Patent Right (including any Patent Right assigned to that Party under the terms of this Agreement) may at its expense Prosecute and Maintain that Patent Right, except: (a) as expressly provided in Sections 7.2 and 7.4 below with respect to Arcturus Product-Specific Patents; and (b) that JPI shall Prosecute and Maintain Joint Patent Rights, subject to Section 7.4.  Arcturus will use counsel acceptable to JPI to Prosecute and Maintain Arcturus Product-Specific Patents.  JPI shall Prosecute and Maintain Joint Patent Rights using counsel acceptable to Arcturus.

7.2

Arcturus Responsibilities.  Arcturus shall use reasonable efforts to obtain in commercially significant countries (as identified by JPI to Arcturus in writing) valid and enforceable Arcturus Product-Specific Patents, provided that JPI shall reimburse the reasonable costs and expenses incurred by Arcturus in Prosecuting and Maintaining Arcturus Product-Specific Patents in accordance with Section 5.9.  Arcturus shall timely apprise JPI of all pending prosecution and maintenance of Arcturus Product-Specific Patents and shall consider all of JPI’s recommendations regarding such prosecution and maintenance.  Prior to filing (a) any patent application during the Research Term that includes in its claims or description an NA Therapeutic or a method of making or using an NA Therapeutic, or (b) any patent application after the Research Term that includes in its claims or description a Selected NA Therapeutic or Licensed Compound or a method of making or using a Selected NA Therapeutic or Licensed Compound, Arcturus will, in each case, provide a copy of the proposed application to JPI.  The Parties shall proceed with the filing and prosecution actions they agree so that, to the extent practicable, the application can be appropriately characterized as an Arcturus Product-Specific Patent.

7.3

JPI Responsibilities.  JPI shall provide Arcturus timely advice and recommendations regarding prosecution and maintenance issues of which it is made aware by Arcturus.  JPI shall timely apprise Arcturus of all pending prosecution and maintenance of Joint Patent Rights and shall consider all of Arcturus’ recommendations regarding such prosecution and maintenance.

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7.4

Involvement in Prosecution and Maintenance.  If Arcturus decides not to Prosecute and Maintain any claim within any Arcturus Product-Specific Patent or decides to cease doing so, then: (a) Arcturus shall notify JPI promptly, but in any event not less than […***…]* days prior to the next deadline for any action that must be taken with respect to such Arcturus Product-Specific Patent in the relevant patent office; and (b) Arcturus shall permit JPI, if it wishes, to continue Prosecution and Maintenance of that Arcturus Product-Specific Patent in that country.  If JPI decides not to Prosecute and Maintain any patent or patent application within any Joint Patent Right or decides to cease doing so, then (1) JPI shall notify Arcturus promptly, but in any event not less than […***…] days prior to the next deadline for any action that must be taken with respect to such Joint Patent Right in the relevant patent office, and (2) JPI shall permit Arcturus, if it wishes, to continue Prosecution and Maintenance of that Joint Patent Right in that country at Arcturus’s expense.

7.5

Solely-Controlled Arcturus Patents.  Arcturus will have the sole right, but not the obligation, to Prosecute and Maintain all Arcturus Patents that are not Arcturus Product-Specific Patents, at Arcturus sole cost and expense using counsel of its choice.  Arcturus will use reasonable efforts to Prosecute and Maintain such Patents in a manner that will not damage the scope, validity, or enforceability of Arcturus Product-Specific Patents or Joint Patents.

7.6

Cooperation.  Each Party shall cooperate with the other Party in Prosecution and Maintenance of Arcturus Patent Rights, Joint Patent Rights and JPI Patent Rights in accordance with this Agreement, including by promptly signing any documents reasonably necessary for Prosecution and Maintenance of any such Patent Rights in any country and by asking inventors, subcontractors, employees, former employees (to the extent reasonably available), consultants, and agents to sign any such documents.

7.7

Patent Marking.  Consistent with it business practices, JPI may mark, and may instruct its Affiliates and sublicensees to mark, Licensed Products with applicable Arcturus Patent Rights.  Consistent with it business practices, Arcturus may mark, and may instruct its Affiliates and sublicensees to mark, all Licensed Products with applicable Patent Rights licensed by JPI to Arcturus under Section 12.5.  Each Party will be responsible for removing any patent markings from Licensed Products in accordance with applicable law and regulation after the applicable Patent Right expires.

8	Patent Enforcement
8.1	Generally. Except as otherwise provided in this Article 8, each Party will be responsible for enforcing its respective Patent Rights as it sees fit.
8.2

Notice.  If either Party becomes aware of any infringement from the sale of a product, anywhere in the world, of any Valid Claim included in Arcturus Patent Rights, Joint Patent Rights or JPI Patent Rights in HBV and, if an Option is exercised, the applicable Option Disease Area, then that Party shall notify the other Party within […***…] days of learning of such infringement.

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8.3

Infringement of Arcturus Patent Rights.  If any infringement by a non-Party of an Arcturus Product-Specific Patent or Joint Patent Right arises from registration, development, manufacture, use, sale, or importation of a compound or product in HBV and, if an Option is exercised, the applicable Option Disease Area, JPI may no later than […***…]* months after JPI learns of that infringement take action to stop that infringement or commence a Proceeding against a non‑Party infringer.  If JPI does not do so, Arcturus may do so.  If any infringement by a non‑Party of an Arcturus Patent that covers the composition or an approved use of a Licensed Compound or Licensed Product and is not an Arcturus Product-Specific Patent, arises from Competitive Infringement, the Parties shall meet to discuss what action, if any, to take.  Arcturus shall consider any request by JPI that Arcturus commence a Proceeding against a Non‑Party infringer with respect to Competitive Infringement, but Arcturus shall have the final decision-making authority as to whether to commence any such Proceeding.  JPI shall not provide any communication or notice to any non‑Party claiming or alleging that the conduct of such non‑Party infringes, or may infringe, any Arcturus Patent Right that is not an Arcturus Product-Specific Patent.  A Party that commences a Proceeding under this Section 8.3 shall pay all expenses of that Proceeding.  The other Party shall cooperate with that Party in any such Proceeding, including by joining as a party plaintiff at that Party’s written request, and may consult with that Party and participate in and be represented by independent counsel in that Proceeding at its own expense.  That Party shall not, without the other Party’s prior written consent, enter into any settlement or consent decree that requires any payment by or admits or imparts any other liability to the other Party or admits the invalidity or unenforceability of any such Arcturus Patent Right.

8.4	Information Rights. A Party that commences a Proceeding shall keep the other Party reasonably informed of all material developments in that Proceeding.
8.5

Recoveries in JPI Actions. If either Party recovers anything in a Proceeding commenced by JPI, then, to the extent such recovery is attributable to Competitive Infringement or to infringement of any Joint Patent Right, that Party shall allocate such recovery as follows: first, to each Party for its out-of-pocket litigation expenses incurred in that Proceeding; then as follows:

8.5.1

if that recovery was based on lost sales of a Licensed Product, to Arcturus in an amount equal to the royalty that it would have been paid for those sales in the one or more countries where the infringement occurred, with JPI receiving any remaining portion of that recovery; and

8.5.2	in all other circumstances, […***…]% of any remaining portion to JPI and […***…]% to Arcturus.
8.6

Recoveries in Arcturus Actions.  If either Party recovers anything in a Proceeding commenced by Arcturus, then, to the extent such recovery is attributable to Competitive Infringement or to infringement of any Joint Patent Right, that Party shall allocate such recovery as follows: first, to each Party for its out-of-pocket litigation expenses incurred in that Proceeding; then as follows:

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8.6.1

to the extent the recovery is attributable to lost sales of a Licensed Product (or lost profits or a reasonable royalty with respect thereto, as applicable), […***…]*% to Arcturus and […***…]% to JPI; and

8.6.2	[…***…]% of any remaining portion to Arcturus and […***…]% to JPI.
8.7

Infringement by a Party of Third Party Patent Rights.  If a Party learns that a Third Party alleges that a Party’s use, development, manufacture, or commercialization of any Licensed Compound or Licensed Product infringes a Third Party’s Patent Right or other intellectual property rights, that Party shall promptly notify the other Party.  The Party that is alleged to infringe the Third Party’s Patent Right or intellectual property may take whatever action it deems appropriate in response to that allegation and will be responsible for all damages, costs, and expenses arising from that action.

8.8

Patent Certifications.  Each Party shall promptly notify the other if it becomes aware of any certification filed in accordance with 21 U.S.C. section 355(b)(2)(A) or 21 U.S.C. section 355(j)(2)(A)(vii) or any successor or equivalent law regarding biologic products in the U.S. or any other country claiming that an Arcturus Patent Right Covering any Licensed Product, or a Joint Patent Right, is invalid or that use, development, manufacture, or commercialization of a Licensed Product by a Non‑Party will not infringe any Arcturus Patent Right or Joint Patent Right.

8.9

Patent Term Restoration.  Arcturus shall obtain patent term restoration, supplemental protection certificates, or the equivalent in all countries (including under 35 U.S.C. § 156 or any successor or equivalent law in the U.S. or any other country) with respect to Arcturus Product-Specific Patents identified by JPI that Cover the chemical composition of matter and use of Licensed Products, provided that JPI shall have the first right to obtain patent term restoration, supplemental protection certificates, or the equivalent in all countries (including under 35 U.S.C. § 156 or any successor or equivalent law in the U.S. or any other country) if it decides to seek such restoration with respect to a JPI Patent Right or Joint Patent Right.  JPI shall cooperate with Arcturus in seeking such patent term restoration, supplemental protection certificates, or the equivalent, including by providing information and signing documents.  JPI may assume this responsibility at its expense and Arcturus will cooperate with such efforts.  Arcturus shall have no obligation to seek or obtain, or to permit JPI to seek or obtain, patent term restoration, supplemental protection certificates, or the equivalent in any country (including under 35 U.S.C. § 156 or any successor or equivalent law in the U.S. or any other country) with respect to any Arcturus Patent Right that is not an Arcturus Product-Specific Patent.

8.10

Orange Book Information.  JPI will be responsible for all submissions of patent information pertaining to each Licensed Product in accordance with 21 U.S.C. § 355(b)(1)(G) (or any amendment or successor statute thereto), any similar statutory or regulatory requirement enacted in the future regarding biologic products, or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction.

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8.11

Non-Party Licensor Rights.  If a non-Party licensor has retained any right to enforce or otherwise be involved in the activities specified in this Article 8 for any Arcturus Patent Rights, Arcturus shall use reasonable efforts to cause that non‑Party licensor to take the actions specified in this Article 8 in a manner consistent with the one or more agreements by which that non‑Party retains those rights, but Arcturus will not be deemed to be in breach of its obligations under this Article 8 if despite using reasonable efforts it is unable to comply with those obligations because of actions taken or not taken by that non‑Party licensor.

9	Confidentiality
9.1

Maintaining Confidentiality.  During the term of this Agreement and for […***…]* years thereafter, the Recipient shall not disclose Confidential Information except as contemplated in this Agreement or use Confidential Information other than for purposes of contemplated by this Agreement.

9.2	“Confidential Information” means information disclosed by one Party to the other Party (and Derived Information) that is not, in each case, Excluded Information.
9.3

“Derived Information” means information (including notes, analyses, compilations, and summaries) that is in writing or embodied in an electronic medium and that the Recipient or any of the Recipient’s Representatives derive, in whole or in part, from any information described in Section 9.2.

9.4	“Disclosing Party” means a Party that discloses Confidential Information to a Recipient.
9.5	“Excluded Information” means information that the Recipient can establish by competent evidence comes within any of the following categories:
9.5.1	information that is or becomes public other than as a result of the Recipient’s breach of any obligation under this Agreement;
9.5.2

information that, when it is disclosed to the Recipient, is already in the possession of the Recipient or any of the Recipient’s Representatives as the result of disclosure by a Person that was not then under an obligation to the Disclosing Party to keep that information confidential;

9.5.3

information that, after it is disclosed to the Recipient under this Agreement, is disclosed to the Recipient or any of the Recipient’s Representatives by a Person that was not then under an obligation to the Disclosing Party to keep that information confidential; and

9.5.4

information that the Recipient develops independently, as evidenced by contemporaneous written records, without any use of or reliance on Confidential Information disclosed by the Disclosing Party to the Recipient, whether before or after the Disclosing Party discloses such equivalent information to the Recipient.

9.6	“Recipient” means a Party that receives Confidential Information.

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9.7

Disclosure Procedures.  For information to constitute Confidential Information, the following conditions must be satisfied: (a) if that information is contained in a printed document, computer disc or other electronic storage device, or is disclosed by transmitting it in an electronic file (including by email), or is otherwise in a recorded form, it must be marked “Confidential”; and (b) if that information is disclosed orally or visually, or is otherwise not disclosed in recorded form, then no later than […***…]* days after it is disclosed the Disclosing Party must confirm, in a notice to the Recipient describing the information, that that information is confidential.

9.8

Disclosure to Representatives.  Any individual to whom the Disclosing Party discloses Confidential Information in accordance with this Agreement may disclose that Confidential Information only to Representatives of the Recipient who require that Confidential Information for purposes contemplated in this Agreement, on condition that before Confidential Information is disclosed to any individual in accordance with this Section 9.8, the Recipient notifies that individual of the confidential nature of the Confidential Information and that individual is party to a written confidentiality agreement with the Recipient (and enforceable by the Disclosing Party) in which that individual promises not to disclose any Confidential Information or use any Confidential Information other than for purposes contemplated in this Agreement.

9.9

Precautions Against Unauthorized Disclosure or Use.  The Recipient shall take precautions to prevent disclosure or use of Confidential Information other than as authorized in this Agreement.  Those precautions must be at least as effective as those taken by the Recipient to protect its own Confidential Information or those that would be taken by a reasonable person in the position of the Recipient, whichever are greater.  If a non-Party misappropriates Confidential Information from the Recipient, the Recipient will be liable to the Disclosing Party for that misappropriation to the same extent that the Recipient would have been had the Recipient disclosed or used that Confidential Information other than as authorized in this Agreement.

9.10

Unauthorized Disclosure or Use by Representatives.  If any one or more Representatives of the Recipient disclose or use Confidential Information other than as authorized in this Agreement, the Recipient will be liable to the Disclosing Party for that disclosure or use to the same extent that the Recipient would have been had the Recipient disclosed or used that Confidential Information.

9.11

Notification of Unauthorized Disclosure or Use.  If the Recipient becomes aware of disclosure or use of Confidential Information other than as authorized in this Agreement, the Recipient shall promptly notify the Disclosing Party of that disclosure or use and shall cooperate with the Disclosing Party in mitigating any adverse consequences to the Disclosing Party of that disclosure or use.

9.12	Permitted Disclosure. It will not constitute breach of the Recipient’s obligations under this Agreement for the Recipient or any of its Representatives to disclose Confidential Information as follows:

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9.12.1	as necessary for Prosecuting and Maintaining Patent Rights in accordance with this Agreement;
9.12.2	as necessary in connection with seeking Regulatory Approval of one or more Licensed Products in accordance with this Agreement; and
9.12.3

to actual or prospective lenders, acquirers, merger counterparties, or investors in equity, and to advisors to any of the foregoing, as necessary for evaluating a financing, acquisition, merger, or investment transaction involving one or more of the Recipient and any of its Affiliates, on condition that each such Person enters into a written confidentiality agreement with the Recipient in which that Person promises not to disclose that Confidential Information or use that Confidential Information other than as contemplated in this clause and that otherwise contains terms that are reasonable in the circumstances.

9.13

Disclosure in Connection with Clinical Trials.  It will not constitute breach of the Recipient’s obligations under this Agreement for the Recipient or any of its Representatives to disclose Confidential Information in connection with clinical trials of a Licensed Product as required by a Government Body or other Person or in accordance with the Recipient’s policies for transparency of clinical trial results with the public.

9.14

Disclosure Required by Law.  It will not constitute breach of the Recipient’s obligations under this Agreement for the Recipient or any of its Representatives to disclose Confidential Information as required by law provided that if any proceeding is brought to compel the Recipient or any of its Representatives to disclose Confidential Information or if the Recipient or any of its Representatives is otherwise required by law (including regulations promulgated by the Securities and Exchange Commission and the rules of a securities exchange or electronic quotation system) to disclose any Confidential Information, the Recipient shall do the following:

9.14.1

unless by doing so the Recipient would violate any law or an order of a Government Body, notify the Disclosing Party of that proceeding or that requirement, as the case may be, promptly after learning of it, taking into account for purposes of determining the Recipient’s promptness any time constraints that the Disclosing Party would face in bringing a proceeding to prevent that disclosure or to protect the confidentiality of any information that is disclosed; and

9.14.2

at the Recipient’s expense cooperate with the Disclosing Party in any proceeding the Disclosing Party brings to prevent that disclosure or to protect the confidentiality of any information that is disclosed.

9.15

Nondisclosure of Restricted Information.  The Disclosing Party shall not disclose to the Recipient or any of its Representatives any information if doing so would cause the Disclosing Party to breach a duty to any other Person to keep that information confidential or would cause the Disclosing Party to violate any law or any order of a Government Body.

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9.16

No License.  The Disclosing Party’s disclosure of Confidential Information will not constitute a grant to the Recipient or any of its Representatives of a license to, or any other interest in, any intellectual property of the Disclosing Party.

9.17

No Statement as to Accuracy.  Neither Party is making in this Agreement any statement as to accuracy of any Confidential Information.  The Recipient acknowledges that because the Recipient has not relied on, and will not be relying on, any statements made by the Disclosing Party to the Recipient as to accuracy of any Confidential Information, the Recipient will have no basis for bringing any claim for fraud in connection with any such statements.

9.18

Publications.  Either Party (that Party, the “Publishing Party”) may submit for publication in a journal or for presentation at a conference results of the Research Program if the following conditions have been satisfied:

9.18.1	the JRC (if it has not been disbanded) has reviewed that analysis;
9.18.2	the other Party has approved that analysis, with unreasonable withholding of approval being deemed approval;
9.18.3	the Publishing Party has provided a copy of the proposed publication or presentation to the other Party;
9.18.4

the other Party has by notice to the Publishing Party approved the proposed publication or presentation, with unreasonable withholding of approval being deemed approval, or in the […***…]* days after receiving a copy of the proposed publication or presentation the other Party has not notified the Publishing Party of its approval or disapproval;

9.18.5

at least […***…] days before submitting the proposed publication or presentation to a non-Party, the Publishing Party has submitted a copy to the other Party to allow the other Party to comment on the content and timing of the proposed publication or presentation;

9.18.6	the Publishing Party has complied with any request of the other Party to delay publication for […***…] days or more to allow the other Party to take steps to protect its or its Affiliates’ Know-How;
9.18.7	the Publishing Party has at the request of the other Party deleted from the proposed publication or presentation any Confidential Information of the other Party; and
9.18.8

the Publishing Party has acknowledged in the proposed publication or presentation the other Party’s contributions, unless the other Party has instructed the Publishing Party in writing to omit any such acknowledgment.

After the conditions stated in this Section 9.18 have been approved with respect to a given analysis, the Publishing Party will not be required to satisfy those conditions again when resubmitting that analysis to a journal or a conference.

9.19	Nondisclosure of Terms. During the term of this Agreement and for […***…] years thereafter, each Party shall not disclose to any other Person the terms of

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this Agreement, except to the extent expressly permitted in this Agreement, in which case that disclosure will not constitute a breach of the Party in question’s obligations under this Section 9.19.

9.20

Press Releases.  Except (a) with respect to the Arcturus Press Release attached hereto as the Arcturus Press Release Exhibit the time for release of which shall be agreed by the Parties, without the prior approval of JPI, (b) as expressly permitted by Article 9, or (c) as required by applicable law or the listing rules of any stock exchange on which securities issued by a Party or its Affiliates are traded, neither Party shall make any public statements, by press release or otherwise, concerning this Agreement.  The foregoing shall not prohibit or restrict JPI’s and its Affiliates’ and sublicensees’ Exploitation (and any communications regarding such Exploitation) of Licensed Compounds or Licensed Products, including, without limitation, any launch, marketing, advertising, promotional or other commercialization activities with respect to Licensed Compounds or Licensed Products.  If a Party is required by applicable law or the listing rules of any stock exchange on which securities issued by it or its Affiliates are traded to make any public statement, public filing or other public disclosure concerning this Agreement, it shall: (i) except where impracticable, give reasonable advance notice to the other Party of such required disclosure; (ii) disclose only the information that such Party or its Affiliate determines on advice of counsel is required to be disclosed; and (iii) to the extent confidential treatment may be obtained for the information required to be disclosed, use reasonable efforts to secure such confidential treatment.  Except as provided above in this Section 9.20, if Arcturus wishes to make a public statement disclosing achievement of a Milestone Event or payment of a Milestone Amount, Arcturus shall provide JPI with a copy of the proposed public statement.  Arcturus may issue the public statement once JPI has approved it in writing.  If JPI does not provide Arcturus with comments in the […***…]* days after the day JPI received the proposed public statement, JPI will be deemed to have approved that public statement.  If JPI provides Arcturus with comments during that period, the Parties shall discuss them.  Arcturus or JPI may subsequently publicly disclose any information previously contained in a public statement approved in accordance with this Article 9.

10	Statement of Facts; Disclaimers
10.1	By Each Party. Each Party states that the following facts are accurate as of the Effective Date:
10.1.1

it is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with all power and authority necessary to own or use its assets and conduct its business as it is now being conducted;

10.1.2

it is qualified to do business in all jurisdictions in which the nature of the business that it conducts makes qualification necessary and where failure to so qualify would have a material adverse effect on its ability to perform its obligations under this Agreement;

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10.1.3	it has full power and authority to enter into this Agreement and to perform its obligations under this Agreement;
10.1.4	its entry into this Agreement and performance by it of its obligations under this Agreement have been duly authorized by its governing body;
10.1.5

it has the consent or authorization of any Person, including any permit issued by any Government Body and the consent of any counterparty to any contract to which it is party, that it requires in connection with its entry into this Agreement and its performance of its obligations under this Agreement;

10.1.6

its entry into this Agreement and its performance of its obligations under this Agreement do not: (a) violate any provision of its organizational documents as currently in effect; (b) conflict with, result in a breach of, or constitute a default under any contract to which it is a party or by which any of its properties or assets are bound; or (c) conflict with or violate any law or order to which it is subject;

10.1.7

no Proceeding is pending or, to its knowledge, threatened against it, except for any Proceeding that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement, and it is not aware of any facts that would be reasonably likely to result in any such Proceeding; and

10.1.8

it is not currently in violation of any law or order, except for any law or order the violation of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement.

10.2	By Arcturus. Arcturus states that the following facts are accurate as of the Effective Date:
10.2.1

the Arcturus Patent Rights listed in the Arcturus Patent Rights Exhibit are existing, and the issued Patent Rights in the Arcturus Patent Rights Exhibit are not, to Arcturus’s knowledge, invalid or unenforceable, in whole or in part;

10.2.2

Arcturus is the sole and exclusive owner of, or has valid and enforceable rights to, Arcturus Patent Rights listed in the Arcturus Patent Rights Exhibit, and Arcturus has the right to grant JPI the license set forth in Section 4.1, free and clear of all encumbrances, security interests, options and licenses;

10.2.3

except as set forth in the Granted Rights Exhibit, no license granted by Arcturus to any non-Party conflicts with the license granted to JPI under this Agreement, and the Granted Rights Exhibit is a complete list of rights under Arcturus Technology granted to non‑Parties with respect to HBV NA Therapeutics, […***…]* NA Therapeutics and Respiratory Disease Virus NA Therapeutics.  During the term of this Agreement, Arcturus shall not grant any non‑Party any license that conflicts with the license granted to JPI herein;

10.2.4

to the knowledge of Arcturus, neither the practice of the Arcturus Technology by Arcturus as contemplated by this Agreement, nor the development, manufacture and commercialization of any NA Therapeutics Controlled by Arcturus as of the

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Effective Date, infringes any Patent Right or misappropriates any Know-How owned or possessed by any Third Party; and

10.2.5	no Proceeding is pending or, to its knowledge, threatened against it relating to the Arcturus Technology, and it is not aware of any facts that would be reasonably likely to result in any Proceeding.
10.3	Disclaimers. Each Party acknowledges:
10.3.1	that the Research Program and development and commercialization of products under this Agreement might fail and that any such failure will not in itself constitute a breach of this Agreement;
10.3.2

neither Party is making any warranty of merchantability or any other warranty with respect to any Arcturus Patent Rights, Arcturus Know-How, JPI Patent Rights, JPI Know-How, Joint Patent Rights, Joint Know-How, Licensed Compounds, Materials, or Licensed Products, other than the warranties expressly set forth in this Agreement; and

10.3.3

neither Party will be liable to the other for any indirect, punitive, special, or consequential damages, lost profits or other non-direct damages in connection with this Agreement even if that Party has been informed or should have known of the possibility of such damages, except that this Section 10.3.3 will not apply to either Party’s obligations under Article 11.

11	Indemnification
11.1

Indemnification by JPI. With respect to any Proceeding brought by a Third Party (other than an Arcturus Indemnitee) against one or more Arcturus Indemnitees arising out of this Agreement or development or commercialization by JPI or any of its Affiliates or sublicensees of the Licensed Compounds or Licensed Products (each, an “Arcturus Nonparty Claim”), JPI shall indemnify those Arcturus Indemnitees against all Indemnifiable Losses arising out of that Proceeding, except to the extent that Arcturus or one of the Arcturus Indemnitees negligently or intentionally caused those Indemnifiable Losses.

11.2

Indemnification by Arcturus.  With respect to any Proceeding brought by a Third Party (other than a JPI Indemnitee) against one or more JPI Indemnitees arising out of this Agreement or development or commercialization by Arcturus or any of its Affiliates, JPIs, or sublicensees of the Terminated Compounds, Licensed Compounds, or Licensed Products (each, a “JPI Nonparty Claim”), Arcturus shall indemnify those JPI Indemnitees against all Indemnifiable Losses arising out of that Proceeding, except to the extent that JPI or one of the JPI Indemnitees negligently or intentionally caused those Indemnifiable Losses.

11.3

Procedures.  To be entitled to indemnification under Section 11.1 or 11.2, an Indemnitee subject to any Third Party Claim must promptly (and in any event no later than […***…]* days after the Indemnitee first knew of that Proceeding) notify the Indemnifying Party of that Third Party Claim and deliver to the Indemnifying Party a copy of all legal pleadings with respect to the Third Party Claim.  If the

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Indemnitee fails to timely notify the Indemnifying Party of a Third Party Claim, the Indemnifying Party will be relieved of its indemnification obligations with respect to that Third Party Claim to the extent that the Indemnifying Party was prejudiced by that failure and the Indemnifying Party will not be required to reimburse the Indemnitee for any Litigation Expenses the Indemnitee incurred during the period in which the Indemnitee failed to notify the Indemnifying Party.

11.3.1

To assume the defense of a Third Party Claim, the Indemnifying Party must notify the Indemnitee that it is doing so.  Promptly thereafter, the Indemnifying Party shall retain to represent it in the Third Party Claim independent legal counsel that is reasonably acceptable to the Indemnitee.

11.3.2

An Indemnitee is entitled to participate in the defense of a Third Party Claim.  An Indemnitee may defend a Third Party Claim with counsel of its own choosing and without the Indemnifying Party participating if: (a) the Indemnifying Party notifies the Indemnitee that it does not wish to defend the Third Party Claim; (b) by midnight at the end of the […***…]* day after the Indemnitee notifies the Indemnifying Party of the Third Party Claim the Indemnifying Party fails to notify the Indemnitee that it wishes to defend the Third Party Claim; or (c) representation of the Indemnifying Party and the Indemnitee by the same counsel would, in the opinion of that counsel, constitute a conflict of interest.

11.3.3

The Indemnifying Party shall pay any Litigation Expenses that an Indemnitee incurs in connection with defense of the Third Party Claim before the Indemnifying Party assumes the defense of that Third Party Claim, except with respect to any period during which the Indemnitee fails to timely notify the Indemnifying Party of that Third Party Claim.  The Indemnifying Party will not be liable for any Litigation Expenses that a Indemnitee incurs in connection with defense of a Third Party Claim after the Indemnifying Party assumes the defense of that Third Party Claim, other than Litigation Expenses that the Indemnitee incurs in employing counsel in accordance with Section 11.3.2 which Litigation Expenses the Indemnifying Party shall pay promptly as they are incurred.

11.3.4

After the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may contest, pay, or settle the Third Party Claim without the consent of the Indemnitee only if that settlement: (a) does not entail any admission on the part of the Indemnitee that it violated any law or infringed the rights of any Person; (b) has no effect on any other claim against the Indemnitee; (c) provides as the claimant’s sole relief monetary damages that are paid in full by the Indemnifying Party; and (d) requires that the claimant release the Indemnitee from all liability alleged in the Third Party Claim.  After the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party will have no further obligations under this Section 11.3 with respect to the Third Party Claim if the Indemnitee contests, pays, or settles the Third Party Claim without the consent of the Indemnifying Party.

11.4	Definitions. In this Agreement, the following definitions apply:

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11.4.1	“Arcturus Indemnitee” means Arcturus, any Affiliate of Arcturus, each Representative of any of the foregoing, and each of the heirs, executors, successors, and assignees of any of the foregoing.
11.4.2	“Indemnifiable Losses” means the aggregate of Losses and Litigation Expenses.
11.4.3	“Indemnitee” means an Arcturus Indemnitee or a JPI Indemnitee.
11.4.4	“JPI Indemnitee” means JPI, any Affiliate of JPI, each Representative of any of the foregoing, and each of the heirs, executors, successors, and assignees of any of the foregoing.
11.4.5

“Litigation Expense” means any reasonable out-of-pocket expense incurred in defending a Proceeding or in any related investigation or negotiation, including court filing fees, court costs, arbitration fees, witness fees, and attorneys’ and other professionals’ fees and disbursements.

11.4.6	“Loss” means any amount awarded in, or paid in settlement of, any Proceeding, including any interest but excluding any Litigation Expenses.
11.4.7	“Proceeding” means any judicial, administrative, or arbitration action, suit, claim, investigation, or proceeding.
11.4.8

“Representative” means, with respect to an entity, any of that entity’s directors, officers, employees, agents, actual or potential consultants, actual or potential advisors, and other representatives.

11.4.9	“Nonparty Claim” means an Arcturus Nonparty Claim or a JPI Nonparty Claim.
12	Term and Termination
12.1	Automatic Termination. This Agreement will terminate when JPI owes Arcturus no more royalty payments on any Licensed Product.
12.2	Termination by Arcturus. In the following circumstances, Arcturus may by notice to JPI terminate this Agreement:
12.2.1	JPI breaches any obligation under this Agreement to make an undisputed payment and fails to make that payment no later than 60 days after Arcturus notifies it of that breach; or
12.2.2

JPI materially breaches this Agreement and fails to cure such breach within 60 days after Arcturus notifies it of that breach, except that allegations of JPI’s breach of its obligation to use Commercially Reasonable Efforts to develop or commercialize Licensed Products will be solely subject to the conditions and procedures set out in Section 14.4.

12.3	Termination by JPI. In the following circumstances, JPI may by notice to Arcturus terminate this Agreement:
12.3.1	On a Licensed Product-by-Licensed Product and country-by-country basis, or in its entirety, in each case upon 60 days’ written notice;

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12.3.2	If Arcturus materially breaches this Agreement and fails to cure such breach within 60 days after JPI notifies it of that breach; or
12.3.3	There occurs a Change of Control of Arcturus.
12.4

Effects of Any Termination.  In the event of any termination of this Agreement in its entirety (other than automatic termination in accordance with Section 12.1), then in each case all rights and obligations of each party under this Agreement will terminate, including all rights, licenses, and sublicenses granted by a party to the other, except (a) that the license granted to JPI under Section 4.3.2 shall survive solely with respect to Arcturus Know-How (and shall terminate with respect to Arcturus Patents) and (b) as provided in Sections 12.5 and 12.6.

12.5	Effects of Certain Terminations.
12.5.1

In the event that JPI terminates this Agreement in its entirety prior to completion of all Research Programs, JPI […***…]* during the […***…]month period beginning on JPI’s delivery of notice of termination to Arcturus as specified in the Joint Research Plan and […***…] (or, if less than […***…] months […***…], such […***…] obligation being subject to […***…].  Arcturus will use Commercially Reasonable Efforts to […***…].  Notwithstanding the foregoing, in the event that JPI delivers Arcturus a written notice of termination of this Agreement prior to […***…], JPI shall […***…] pursuant to this Section 12.5.1.

12.5.2	Solely in the event of any termination of this Agreement by JPI in its entirety or by Arcturus under Section 12.2, in each case prior to the First Commercial Sale of a Licensed Product:

(a) JPI shall, and it hereby does, grant to Arcturus an exclusive, worldwide, royalty-free, perpetual license, with the right to sublicense through multiple tiers, under JPI Licensed Patent Rights and any JPI formulation, delivery or manufacturing technology actively utilized in a Licensed Compound or Licensed Product under active development by JPI, solely to Exploit Licensed Compounds and Licensed Products (other than any Combination Product or Bundled Product) in the Field on the terms and conditions of this Agreement;

(b) JPI shall promptly transfer to Arcturus all available data, information, and regulatory filings relating to Licensed Compounds and Licensed Products and shall thereafter provide additional such available data, information, and regulatory filings at the reasonable written request of Arcturus, and JPI shall transfer to Arcturus all (or, as requested by Arcturus, a specified portion of)

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available quantities of Licensed Compounds and Licensed Products at a price equal to JPI’s fully burdened cost of those supplies;

(c) JPI shall for […***…]* days after the effective date of termination, at Arcturus’s written request, reasonably assist at its own expense in the orderly and prompt transition of sponsorship and management of clinical trials then being conducted to Arcturus; and

(d) if JPI was manufacturing, or having manufactured on its behalf, any Licensed Product, or the Licensed Compounds contained therein, prior to termination, then at Arcturus’s request and upon the pricing terms set forth below and other commercially reasonable terms, until the earlier of: (i) such time as Arcturus has secured another source of Licensed Compound or Licensed Product that is able to meet Arcturus’s Licensed Product quality and quantity requirements; and (ii) […***…] months after such termination, JPI shall use commercially reasonable efforts to supply, or cause to be supplied, to Arcturus such quantities of Licensed Product (or Licensed Compound contained therein) as Arcturus may reasonably require for the Exploitation of Licensed Products in the Field, subject to payment by Arcturus of […***…]% of JPI’s fully-burdened cost of such supplies; provided that Arcturus shall use commercially reasonable efforts to secure another source of supply as soon as reasonably practicable.

In no event shall Arcturus as a result of this Section 12.5.2 have any right or license with respect to any active therapeutic ingredient that is not a Licensed Compound nor will Arcturus have any right to Exploit Combination Products that contain any materials Covered by any Patent Right or other proprietary right of a non-Party.  JPI reserves all rights under the JPI Licensed Patent Rights other than the rights exclusively granted to Arcturus under subsection (a) of this Section 12.5.2.  JPI will not be required to initiate or continue, any clinical trial as to any Licensed Compound or Licensed Product in the event of a termination of the Agreement.  If the Parties agree to transition any clinical trials to Arcturus, Arcturus shall reimburse JPI for any costs incurred by JPI in transitioning such clinical trials to Arcturus, and Arcturus shall be responsible for reimbursing JPI […***…]% of the costs incurred by JPI prior to such transition in connection with the conduct of such clinical trials.  Should JPI be obligated to any Third Party to pay milestones or royalties with respect to any Licensed Compound or Licensed Product then, prior to JPI granting a license to the same to Arcturus hereunder, Arcturus shall agree in writing to pay to JPI all royalties and milestone payments that become due by JPI to the Third Party on account of use by Arcturus or its licensee.

12.6

Accrued Rights and Obligations; Survival.  Termination of this Agreement will not relieve either Party of any obligation or liability accruing prior to such termination, nor shall termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.  In addition, the Parties’ rights and obligations under Sections 4.3.2 (solely with respect to Arcturus Know-How), 4.7, 5.12, 5.13, 5.16, 5.18, 6.1, 6.4, 10.3, 12.4, 12.5, 12.6 and 12.7 and Articles 9

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(excluding Section 9.18), 11, 14 and 15 of this Agreement shall survive termination of this Agreement.

12.7

Rights in Bankruptcy.  The Parties intend that all rights and licenses granted under this Agreement by one Party to the other are for all purposes of section 365(n) of Title 11 of the U.S. Bankruptcy Code licenses of rights to “intellectual property” as defined in section 101 of Title 11.  During the term of this Agreement, each Party may create and maintain current copies to the extent practicable of all intellectual property licensed to it under this Agreement.  If there occurs a Bankruptcy Event with respect to either Party (that Party, the “Bankrupt Party”), the following will apply: each Party will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code with respect to any intellectual property licensed to it under this Agreement, the other Party will have all rights stated in section 365(n) of Title 11, if in its capacity as licensor of intellectually property under this Agreement the Bankrupt Party rejects this Agreement in any proceeding under the U.S. Bankruptcy Code, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) that intellectual property and all embodiments of that intellectual property and the Bankrupt Party shall deliver to the other Party a complete duplicate of that intellectual property if one is not already in the other Party’s possession, the Bankrupt Party shall not interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property and shall assist and not interfere with the other Party in obtaining intellectual property and all embodiments of intellectual property (including all tangible, intangible, electronic or other embodiments of rights and licenses under this Agreement, including all compounds and products embodying intellectual property, Licensed Compounds, Licensed Products, regulatory filings and related rights and technology) from anyone else.  All rights of the Parties under this Section 12.7 and under section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party might have under this Agreement, Title 11, and any other law, the right of access to any intellectual property (including all embodiments of that intellectual property, to the extent protected by non-bankruptcy law) of the Bankrupt Party under this Agreement, and the right to contract directly with any non-Party to complete the work contracted to the Bankrupt Party.  Any intellectual-property rights granted under this Section 12.7 are subject to the licenses granted elsewhere in this Agreement and the payment obligations stated in Sections 5.3, 5.4, 5.5 and 5.7.

13	Definitions

In this Agreement, the following definitions apply:

13.1

“Affiliate” means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and

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policies of a Person, whether through ownership of voting securities, by contract or otherwise.

13.2

“After-Acquired Third-Party IP” means any Patent Right or Know-How of a Third Party with respect to which, in each case, Arcturus first obtains a right to grant access, or a license or sublicense, from such Third Party after the Effective Date, under an agreement that would obligate Arcturus to pay royalties and/or milestone payments to such Third Party with respect to JPI’s Exploitation of such Patent Right or Know-How were it to be licensed to JPI hereunder.

13.3	“API” means, in the case of a Combination Product, any of the active pharmaceutical ingredients in such Combination Agreement, including the Licensed Compound.
13.4

“Arcturus-Controlled Affiliate” means a Person controlled by Arcturus where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

13.5

“Arcturus Delivery Technologies” or “ADT” means any Arcturus proprietary technology that can be combined with NA Therapeutics to enable or improve delivery of such NA Therapeutics (including Arcturus’ proprietary LUNAR™ lipid-enabled delivery system).

13.6

“Arcturus Know-How” means Know-How that Arcturus and Arcturus-Controlled Affiliates Control (other than through grant of a license by an Affiliate of JPI) that is necessary or useful for the research, discovery, development, manufacture, commercialization or other Exploitation of a NA Therapeutic, Licensed Compound or Licensed Product but does not include Joint Know-How.

13.7

“Arcturus Patent Right” means any Patent Right (other than a Joint Patent Right) that Arcturus or any Arcturus-Controlled Affiliates Controls other than through the grant of a license by JPI and that is necessary or useful for the research, discovery, development, manufacture, commercialization or other Exploitation of a NA Therapeutic, Licensed Compound or Licensed Product.

13.8

“Arcturus Platform Technologies” means: (a) any Arcturus proprietary technology that can be combined with NA Therapeutics to deliver or distribute the NA Therapeutics to enable or improve delivery of such NA Therapeutics (including Arcturus’ proprietary LUNAR™ lipid-enabled delivery system); and (b) any Arcturus proprietary chemistry that may be used to modify NA Therapeutics for improved or enhanced potency, safety, stability or other physicochemical properties (including, without limitation, Arcturus’ proprietary Unlocked Nucleic Acid (UNA) chemistry (“UNA Technology”)).  NA Therapeutics are not Arcturus Platform Technologies.

13.9

“Arcturus Product-Specific Patent” means Arcturus Patent Rights that claim: the composition or formulation of a Selected NA Therapeutic, Development Candidate, Licensed Compound or Licensed Product or, if filed during the

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Research Term, an NA Therapeutic for the treatment of HBV (or Option Disease Area, as applicable); or any method of using or making a Selected NA Therapeutics for the treatment of HBV (or Option Disease Area, as applicable), Development Candidate, Licensed Compound or Licensed Product or, if filed during the Research Term, any method of using or making an NA Therapeutic for the treatment of HBV (or Option Disease Area, as applicable).  However, “Arcturus Product-Specific Patents” exclude any Arcturus Patent Right that does not claim an NA Therapeutic, Development Candidate, Licensed Compound, or Licensed Product, the manufacture or use of a NA Therapeutic, Development Candidate, Licensed Compound, or Licensed Product, or the treatment of HBV (or Option Disease Area, as applicable) and claims:

13.9.1

subject matter broadly applicable to therapeutics that are not NA Therapeutics, Selected NA Therapeutics, Development Candidates, Licensed Compounds or Licensed Products for the treatment of HBV (or Option Disease Area, as applicable), provided that such Arcturus Patent Right does not specifically claim or describe the composition of matter or formulation of, or a method of making or using, an NA Therapeutic, Selected NA Therapeutic, Development Candidate, Licensed Compound or Licensed Product for the treatment of HBV (or Option Disease Area, as applicable);

13.9.2

methods of use of therapeutics that are not NA Therapeutics, Selected NA Therapeutics, Development Candidates, Licensed Compounds or Licensed Products to treat or diagnose a disease, disorder or condition other than for the treatment of HBV (or Option Disease Area, as applicable);

13.9.3

any therapeutic that is not an NA Therapeutic, Selected NA Therapeutics, Development Candidate, Licensed Compound or Licensed Product for the treatment of HBV (or Option Disease Area, as applicable), except that if: (i) such Arcturus Patent Right also claims the composition of matter or method of use of an NA Therapeutic (if filed during the Research Term), Selected NA Therapeutic, Development Candidate or Licensed Compound for the treatment of HBV (or Option Disease Area, as applicable); (ii) the earliest worldwide priority date to which such Arcturus Patent Right is entitled is after […***…]*; and (iii) such Arcturus Patent Right does not claim any subject matter described in subsection 13.9.1, 13.9.2 or 13.9.4 of this definition, then such Arcturus Patent Right shall be deemed an “Arcturus Product-Specific Patent” for purposes of this Agreement; or

13.9.4	Arcturus Platform Technologies.
13.10	“Arcturus Technology” means Arcturus Patent Rights and Arcturus Know-How.
13.11	“Bankruptcy Event” refers, with respect to any Person, to occurrence of one or more of the following:
13.11.1	that Person commences a voluntary case under Title 11 of the United States Code or the corresponding provisions of any successor laws;

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13.11.2

anyone commences an involuntary case against that Person under Title 11 of the United States Code or the corresponding provisions of any successor laws and either: (a) the case is not dismissed by midnight at the end of the […***…]* day after commencement; or (b) the court before which the case is pending issues an order approving the case; and

13.11.3

a court of competent jurisdiction appoints, or that Person makes an assignment of all or substantially all its assets to, a custodian (as that term is defined in Title 11 of the United States Code or the corresponding provisions of any successor laws) for that Person or all or substantially all its assets.

13.12

“Bundled Product” means a Licensed Product that is sold by JPI, its Affiliates or sublicensees “bundled” with one or more other products that are not Licensed Products, each in finished dosage form, and not a fixed combination of a Licensed Product and one or more other products in a single finished product.

13.13

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which banks are not open for business in the place where an obligation has to be performed under this Agreement or, in case of obligations for which a place of performance is not specified (or cannot be reasonably inferred from the contents of this Agreement), in San Diego, California.

13.14

“Calendar Month” means a financial month based on the Johnson & Johnson Universal Calendar (attached hereto as the Johnson & Johnson Universal Calendar Exhibit) for that year, except that the first Calendar Month for the first Calendar Year extends from the date of this Agreement to the end of that Calendar Month and the last Calendar Month extends from the first day of that Calendar Month until termination of this Agreement.

13.15

“Calendar Quarter” means a financial quarter based on the Johnson & Johnson Universal Calendar for that year, except that the first Calendar Quarter for the first Calendar Year extends from the date of this Agreement to the end of that Calendar Quarter and the last Calendar Quarter extends from the first day of that Calendar Quarter until termination of this Agreement.

13.16

“Calendar Year” means one year based on the Johnson & Johnson Universal Calendar for that year, except that the first Calendar Year extends from the date of this Agreement to the end of that Calendar Year and the last Calendar Year extends from the first day of that Calendar Year until termination of this Agreement.

13.17	“Change of Control” means, with respect to any Person other than an individual, occurrence of any of the following:
13.17.1

a Person who is not a shareholder of that Person on the date of this Agreement (or a group of such Persons acting in concert) acquires, during a period of 12 consecutive entire months, shares of that Person representing a majority of the voting power of all shares of that Person having the right to vote for the election of directors;

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13.17.2

a merger or consolidation of that Person with any other Person, other than the following: (a) a merger or consolidation that would result in the voting securities of that Person outstanding immediately before that merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than half of the combined voting power of the voting securities of that Person or the surviving entity, as applicable, outstanding immediately after that merger or consolidation; (b) a merger or consolidation effected to implement a recapitalization (other than a redomiciliation of that Person); or (c) sale or other disposition by that Person of all or substantially all of that Person’s assets or any transaction having a similar effect.

13.18	“Combination Product” means a product that is sold by JPI, its Affiliates or sublicensees in a finished dosage form containing a Licensed Product in combination with one or more other APIs.
13.19

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party or its Affiliate in conducting any activity or achieving any objective in connection with an activity or objective under the Agreement, reasonable, good-faith efforts to conduct such activity or achieve such objective as such Party would normally devote to such activity or objective, based on all conditions then prevailing and taking into account all relevant commercial, scientific and technical factors, including: (a) issues of efficacy, safety, and expected and actual approved labeling; (b) the competitiveness of products sold by Third Parties in the marketplace; (c) the expected and actual product profile of a Licensed Product; (d) patent and other proprietary positions; (e) the likelihood of regulatory approval of a Licensed Product given the regulatory structure involved, including the likelihood of obtaining regulatory exclusivity; and (f) the expected and actual profitability and return on investment.  To the extent that the performance of a Party hereunder is adversely affected by failure by the other Party to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether Commercially Reasonable Efforts have been used.

13.20

“Competitive Infringement” means, with respect to an Arcturus Product-Specific Patent, another Arcturus Patent Right or a Joint Patent Right (as applicable), any infringement by a non-Party of such Patent Right that arises from registration, development, manufacture, use, sale, or importation of a compound or product that is, or is reasonably likely to  be, competitive with a Licensed Compound or Licensed Product.

13.21

“Control” means, with respect to any Know-How, Patent Right, or other intellectual property right, the possession (whether by ownership or by exclusive or non‑exclusive license) by a Party or any of its Controlled Affiliates of the ability to grant to the other Party, in accordance with this Agreement, access, ownership, a license, or a sublicense to that Know-How, Patent Right, or other intellectual property right without violating the terms of any agreement with a Third Party.  If a Party has rights to any Know-How, Patent Right, or other intellectual property right

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by virtue of a non‑exclusive license granted to such Party that includes the right to grant sublicenses, and this Agreement specifies that an exclusive license is granted to the other Party under such Know-How, Patent Right, or other intellectual property right, then such right shall be deemed “Controlled” hereunder, and the license granted by such Party to the other Party hereunder, while non-exclusive with respect to non-Parties, shall be exclusive as to such Party (i.e., such Party shall not have the right to practice such right for any purpose within the scope of the exclusive license granted by such Party to the other Party), subject to any rights expressly retained or reserved by such Party in this Agreement.

13.22	“Controlled Affiliate” means, with respect to a Party, any corporation or other business entity that is controlled (as defined in Section 13.1) by such Party.
13.23

“Covers” or “Covering” means, with respect to a Patent Right, that making, using, selling, offering for sale, or importing a composition of matter or other material or practice of a claimed method would infringe a Valid Claim (or, if a Valid Claim has not issued, if a Valid Claim were to issue), within that Patent Right in the country in which that activity occurs.

13.24

“Currency Hedge Rate” means the weighted-average hedge rate of the outstanding external foreign-currency forward hedge under arm’s-length contracts between Johnson & Johnson’s Global Treasury Services Center and its Affiliates and banks.

13.25	“Exploit” means manufacture, use, sell, offer for sale, import, or otherwise exploit including have manufactured, have used, have sold, and have imported.
13.26	“FDA” means the U.S. Food and Drug Administration and any successor agency.
13.27	“Field” means all uses.
13.28

“First Commercial Sale” means, with respect to a Licensed Product, first sale by JPI in an arms-length transaction to a Third Party (other than a sublicensee) for use or consumption by the general public of that Licensed Product in a country after all required Regulatory Approvals for commercial sale of that Licensed Product have been obtained in that country.  Licensed Product provided for: (a) clinical study purposes; (b) compassionate use; (c) similar uses by a limited number to support Licensed Product Regulatory Approvals (provided that the Licensed Product is not otherwise generally available for purchase in such country); and (d) early access programs; shall not constitute a First Commercial Sale.  In addition, sales of a Licensed Product by and between JPI, its Affiliates and/or sublicensees, or between the Parties (or their respective Affiliates or Sublicensees), shall not constitute a First Commercial Sale.

13.29

“FTE” means a full-time employee or consultant, or more than one employee or consultant working the equivalent of a full-time employee or consultant, with “full-time” meaning […***…]* hours per Calendar Year.

13.30	“FTE Rate” means $[…***…] per FTE.

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13.31

“GLP” means good laboratory practices in accordance with the then-current practices and procedures stated in Title 21, United States Code of Federal Regulations, Part 58, or any successor statute, any other regulations or guidelines relating to good laboratory practices, and any foreign equivalents in the country in which the studies or clinical trials in question are conducted.

13.32

“Government Body” means: (a) the government of a country or of a political subdivision of a country or supranational organization such as the EU; (b) an agency of any such government; (c) any other individual, entity, or organization authorized by law to perform any executive, legislative, judicial, regulatory, administrative, military, or police functions of any such government; or (d) an intergovernmental organization.

13.33	“HBV NA Therapeutic” means a NA Therapeutic targeting […***…]* of the Hepatitis B virus (HBV) genome.
13.34	“[…***…] NA Therapeutic” means a NA Therapeutic targeting […***…] of the […***…].
13.35	“IND” means: (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies; and (b) its equivalents in countries other than the United States.
13.36	“Joint Know-How” means Know-How that is conceived of or created jointly by employees, agents, or subcontractors of both Parties.
13.37	“Joint Patent Right” means any Patent Right that is conceived of or created jointly by employees, agents, or subcontractors of both Parties under this Agreement.
13.38

“Joint Research Plan” means the written plan specifying the research to be conducted during the Research Term (a) for HBV, set forth on the HBV Joint Research Plan attached hereto; and (b) for any Option Disease Area, following agreement between the Parties on the Research Program work for such Option Disease Area.

13.39

“JPI Licensed Patent Rights” means: (a) all Patent Rights (other than Joint Patent Rights) that JPI or any of its Controlled Affiliates Controls, other than through the grant of a license by Arcturus, that Cover Licensed Compounds or Licensed Products; and (b) JPI’s interest in Joint Patent Rights.

13.40

“Know How” means all information not generally known to the public including screens, models, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, costs, sales, manufacturing data, manufacturing secrets and procedures, secret processes, reports, plans, designs, prototypes, test results, working drawings, methods including testing methods, formulas, recipes, material and performance specifications and current accumulated experience acquired as a result of

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technical research or otherwise, and patent and legal data related to chemical, biological and other tangible materials.

13.41

“Materials” means any tangible chemical or biological materials, including any compounds, libraries, small molecules, DNA, RNA, clones, cells, and any expression product, progeny, derivative, or other improvement

13.42

“NA Therapeutic” or “NA Therapeutics” means therapeutic agents based on nucleic acids such as […***…]*.  The term ‘[…***…]’ used in this definition means the use of […***…]. For clarity, references to NA Therapeutics are references only to an HBV NA Therapeutic, provided that if an Option is exercised, shall also mean an […***…] NA Therapeutic or a Respiratory Disease Virus NA Therapeutic, as applicable following such Option exercise.

13.43

“Net Sales” means the gross amounts invoiced on sales of Licensed Products by JPI or any of its Affiliates or sublicensees to a Third Party purchaser in arm’s-length transaction, less the following deductions, determined in accordance United States generally accepted accounting principles consistently applied (“U.S. GAAP”) and its internal policies, and procedures and accounting standards, to the extent allocable to such Licensed Product under U.S. GAAP and actually taken, paid, accrued, allowed, included, or allocated based on estimates in the gross sales prices with respect to such sales:

(a)

normal and customary trade, cash and quantity discounts, allowances, deductions, fees and credits, in the form of deductions actually allowed with respect to sales of such Licensed Product (to the extent not already reflected in the amount invoiced), excluding commissions for commercialization;

(b)

excise taxes, use taxes, tariffs, sales taxes, and customs duties, and other governmental charges imposed on the sale of such Licensed Product to the extent separately itemized on the invoice (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale);

(c)	outbound freight, shipment and insurance costs to the extent separately itemized on the invoice;
(d)

compulsory payments and cash rebates related to the sales of such Licensed Products paid to a governmental authority (or agent thereof) pursuant to governmental regulations, including government levied fees as a result of healthcare reform policies;

(e)	retroactive price reductions, credits or allowances for rejections or returns of such Licensed Products including for recalls, damaged goods and billing errors; and

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(f)

rebates, chargebacks, and discounts (or the equivalent thereof) to managed health care organizations, pharmacy benefit managers (or the equivalent thereof), federal, state, provincial, local or other governments, or their agencies or purchasers, reimbursers, or trade customers.

The foregoing deductions shall be based on the Johnson & Johnson group of companies’ sales reporting system to the extent the same complies with applicable law.  All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated between such Licensed Product and other products of JPI and its Affiliates and sublicensees such that such Product does not bear a disproportionate portion of such deductions.  Sales of a Licensed Product by and between JPI and its Affiliates and sublicensees are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes; provided that any resale by the purchaser to a Third Party distributor or to a Third Party for end use, shall be included in Net Sales.  Compassionate use, “named patient sales”, sales made in connection with clinical trials, and product donations shall be excluded from Net Sales calculations for all purposes.

In the event a Licensed Product is sold in combination with other products by JPI, its Affiliates or sublicensees and the […***…]*, the Net Sales of such Licensed Product, for the purposes of determining royalty and sales-based milestone payments, shall be determined on a country by country basis by […***…].  In the event that […***…], then, for purposes of determining the royalty payments due in respect of such Licensed Product, the […***…].  …***…For the purpose of determining royalty and sales-based milestone payments payable on a Combination Product, Net Sales for such Combination Product will be calculated by […***…].  For clarity, the term “invoice price” on a unit basis refers to the Net Sales for a given Calendar Year divided by the total number of units of the Licensed Compound sold in that country during that same Calendar Year.

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[…***…]*.

13.44

“Out-of-Pocket Expenses” means expenses actually paid (with no mark-up) to any Third Party that is either: (a) not an Affiliate of a Party claiming such expenses; or (b) is an Affiliate of that Party where such payment is limited to reimbursing such Affiliate for expenses actually paid by such Affiliate to a Third Party that is not an Affiliate of the Party claiming such expenses.

13.45

“Patent Right” means:(a) a patent; (b) a pending patent application (including a provisional application, substitution, continuation, continuation-in-part, division, and renewal); (c) a patent-of-addition, reissue, reexamination, and extension or restoration by existing or future extension or restoration mechanisms (including supplementary protection certificate or the equivalent); (d) any other form of government-issued right substantially similar to any of the foregoing; and (e) all U.S. and foreign counterparts of any of the foregoing.

13.46	“Person” means an individual, an entity, and organization, or a Government Body.
13.47	“Phase 1 Study” means a human clinical trial which satisfies the requirements of 21 CFR §312.21(a).
13.48	“Phase 2 Study” means a human clinical trial which satisfies the requirements of 21 CFR §312.21(b).
13.49	“Phase 3 Study” means a human clinical trial which satisfies the requirements of 21 CFR §312.21(c).
13.50

“Prosecution and Maintenance” and “Prosecute and Maintain” refer to preparation, filing, prosecution, and maintenance of a Patent Right, as well as re-examinations, reissues, and the like with respect to that Patent Right, together with conduct of interferences, defense of oppositions, and other similar proceedings with respect to that Patent Right.

13.51

“Regulatory Approval” refers, with respect to a country or extranational territory, to obtaining all approvals (however referred to) necessary to distribute, sell, or market a product in that country or some or all of that extranational territory,

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including all pricing and third-party reimbursement approvals, if any, required by one or more Government Bodies to receive governmental reimbursement in such country.

13.52	“Research Term” means the period in which Arcturus conducts the Research Program under this Agreement.
13.53	“Respiratory Disease Virus” means virus that causes one or more respiratory symptoms, including, without limitation, orthomyxo and paramyxo viruses.
13.54

“Respiratory Disease Virus NA Therapeutic” means NA Therapeutic targeting any region of the virus genome that causes one or more respiratory symptoms, including, without limitation, orthomyxo and paramyxo virus genomes.

13.55

“Selected NA Therapeutic” means (a) an NA Therapeutic that is on the Selected NA Therapeutics List delivered by JPI to Arcturus under Section 1.6 or (b) an NA Therapeutic that, after delivery of the Selected NA Therapeutics List, is deemed to be a “Selected NA Therapeutics” in accordance with Section 3.1 or 4.5.

13.56	“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).
13.57	“Third Party” means any entity other than the Parties and their respective Affiliates.
13.58	“Valid Claim” means the following with respect to a particular country:
13.58.1

a claim of an issued and unexpired patent in that country that: (a) has not been held permanently revoked, unenforceable, or invalid by a decision of a court or other Government Body of competent jurisdiction that is unappealable or has not been appealed within the time allowed for appeal; and (b) has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in that country; and

13.58.2

a claim of a pending patent application that: (a) has been prosecuted and pending for […***…]* years or less from the earliest worldwide priority date; or (b) after pending for more than […***…] years from the priority date issues or grants as a patent within the scope of Section 13.58.1.

14	Dispute Resolution
14.1

Governing Law.  This Agreement, its interpretation, construction and performance, and the rights granted and obligations arising under it is governed by, and construed in accordance with, the laws of the state of New York, without giving effect to its principles of conflicts of law.  The interpretation and construction of any Patent Rights or other intellectual property rights, and any disputes pertaining to the interpretation, construction, validity, enforceability or infringement of Patent Rights or other intellectual property rights (collectively, “Patent Matters”), is governed by the laws of the jurisdiction in which such Patent Rights

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were filed or granted or such other intellectual property rights exist or are alleged to exist, as the case may be.

14.2

Discussion by Senior Executives.  Either Party may submit to the President of Arcturus and the President of JPI or a designee of one or both of them a written account of an ongoing disagreement (excluding a Patent Matter) between the Parties.  Those individuals or their designees must promptly meet and attempt to resolve the disagreement.  As part of that process, those individuals may consult anyone they wish.  If those individuals cannot resolve the disagreement in […***…]* days either Party may refer the matter to arbitration as described below.

14.3

Arbitration.  Except as expressly provided in Section 14.6, in the event that resolution of a dispute (other than a Patent Matter) cannot be obtained through the process described in Section 14.2, as the exclusive means of initiating adversarial proceedings to resolve any dispute arising out of this Agreement, a party may demand that the dispute be resolved by arbitration administered by the International Institute for Conflict Prevention and Resolution for Non-Administered Arbitration in accordance with its rules, and each party hereby consents to any such dispute being so resolved.  Judgment on any award rendered in any such arbitration may be entered in any court having jurisdiction.  If Arcturus believes that JPI is in material breach of its obligations to use Commercially Reasonable Efforts, the matter will be exclusively resolved according to the procedure described in Section 14.4.

14.3.1

Any arbitration commenced in accordance with this Section 14.3 will be conducted by a single arbitrator agreed to by the Parties and selected within […***…] days after commencement of any arbitration in accordance with this Section 14.3.  If they fail to do so, the Parties shall instruct the International Institute for Conflict Prevention and Resolution for Non-Administered Arbitration to select the arbitrator.

14.3.2

Any arbitration commenced in accordance with this Section 14.3 must be conducted in New York, New York.  The arbitrator will, in rendering his or her decision, apply the substantive law of the state of New York, excluding its conflicts of laws principles.

14.3.3	The arbitrator’s authority to award damages shall be subject to the limitation set forth in Section 10.3.3.
14.3.4	The award rendered by the arbitrator shall be confidential (except as necessary to enforce such award in a court of competent jurisdiction), final, binding and non-appealable.
14.4

Procedures for a Dispute Involving JPI’s CRE.  If Arcturus believes that JPI is in material breach of its obligations to use Commercially Reasonable Efforts to develop or commercialize a Licensed Product, it will send a written notice to JPI stating the same.  Within […***…] days thereafter, Arcturus and JPI will meet and discuss an appropriate solution.  Should the Parties be unable to agree on an appropriate solution within […***…] days after Arcturus’ written notice to JPI, then, upon the written request of either Party, the matter will be referred to the Chief

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Executive Officer of Arcturus and the head of infectious disease research, development, and/or commercialization (as relevant) of JPI or its Affiliates for attempted resolution.  If such executives are unable to resolve such matter within […***…]* days of such matter being referred to them, then Arcturus, upon written notice to JPI and CPR Institute for Dispute Resolution (“CPR”), the matter shall be subject to binding arbitration conducted pursuant to the CPR Global Rules for Accelerated Commercial Arbitration (“CPR Accelerated Rules”), except to the extent the CPR Accelerated Rules conflict with this Section 14.4, in which case this Section 14.4 shall control.  The arbitration shall be conducted by a panel of three neutral, mutually agreed arbitrators with at least 10 years’ experience in the life sciences industry and with appropriate expertise in the area in which the subject dispute arose; provided that if the Parties are unable to agree as to appropriate arbitrators, such arbitrators shall be appointed by CPR from its Health Care & Life Sciences Panel of Distinguished Neutrals or other Panel provided such arbitrators have the credentials referenced above.  The expert arbitrators shall be impartial and independent of the Parties and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes (available at http://www.adr.org/EthicsAndStandards).  Each Party shall provide the arbitrators and the other Party with a written report setting forth its position with respect to the substance of the dispute within […***…] days after the Initial Conference (as defined by the CPR Accelerated Rules).  Each Party may submit a revised report and position to the arbitrators within […***…] days of receiving the other Party’s report.  If so requested by the arbitrators, each Party shall make oral and/or other written submissions to the arbitrators in accordance with the CPR Accelerated Rules; provided that the other Party shall have the right to be present during any oral submissions.  In any arbitration under this Section 14.4 the arbitrators and the Parties shall use their diligent efforts to resolve such dispute within […***…] days after the selection of the arbitrators.  The arbitrators’ ruling shall be final and binding upon the Parties.  If the arbitrators determine that JPI has not met its CRE obligations set forth in this Agreement, Arcturus may terminate this Agreement upon […***…] days’ written notice to JPI, unless JPI either: (a) has cured such breach prior to the end of such […***…]day period; or (b) prior to the end of such […***…]day period, has presented a reasonable written plan setting forth the specific actions JPI commits to undertake to meet its obligations, in which case Arcturus shall notify JPI in writing within […***…] days of Arcturus acceptance or non‑acceptance of such plan.  If Arcturus notifies JPI of its acceptance of such plan, JPI shall promptly undertake and diligently perform such plan.  If Arcturus notifies JPI that Arcturus does not accept the plan, the Parties will submit the plan to an independent Third Party expert in the field of drug development and commercialization who is acceptable to both Parties (or, failing such mutual agreement, designated by the International Centre for Dispute Resolution located in New York City, NY).  The sole authority of such expert will be to determine whether or not such plan is reasonable or shall propose changes so as to render it reasonable (i.e., if performance of such plan would cause JPI to meet its CRE obligations), and such expert’s determination shall be final and binding upon the Parties.  The independent Third Party expert shall be required to make his or her

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determination within […***…]* days after his or her selection as the independent Third Party expert.  If the independent Third Party expert determines that such plan is not reasonable and cannot be amended to be reasonable or JPI does not adopt the expert’s changes that would make the plan reasonable, Arcturus may terminate this Agreement upon […***…] days’ written notice to JPI.  In the case of any arbitration or expert determination pursuant to this Section 14.4, the Parties shall bear the fees and expenses of the arbitrators or independent expert (as applicable) equally.

Any arbitration commenced in accordance with this Section 14.4 must be conducted in New York, New York.

14.5	No Implied Diligence Obligations. Except as expressly provided in the Agreement, there shall be no obligations of diligence, either implied or construed, upon a Party.
14.6

Court Actions.  Each Party has the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding.  In addition, either Party may bring an action in any court of competent jurisdiction to resolve Patent Matters, and no Patent Matter shall be subject to arbitration pursuant to Section 14.3.

15	Miscellaneous
15.1

Notices.  For a notice or other communication between the Parties under this Agreement to be valid, it must be in writing and delivered by hand or by a national transportation company (with all fees prepaid).  A valid notice or other communication under this Agreement will be effective when received by the Party to which it is addressed, with any such notice or other communication sent to any non-Party specified in Section 15.1 as a Party’s co-addressee constituting a courtesy copy that is not to be considered when determining when that Party received that notice.  It will be deemed to have been received as follows:

15.1.1	if it is delivered by hand or delivered by a national transportation company, with all fees prepaid, upon receipt as indicated by the date on the signed receipt;
15.1.2

if it is delivered by email, when the Party to which the email is addressed, by notice in accordance with this Section 15.1 (but without any need for further acknowledgement), acknowledges having received that email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this Section 15.1.2; or

15.1.3

if the Party to which it is addressed rejects or otherwise refuses to accept it, or if it cannot be delivered because of a change in address for which no notice was given, then upon that rejection, refusal, or inability to deliver.

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For a notice or other communication to a Party under this Agreement to be valid, it must be addressed using the information specified below for that Party or any other information specified by that Party in a notice in accordance with this Section 15.1.

To Arcturus:	Arcturus Therapeutics, Inc. 10628 Science Center Drive, Suite 200 San Diego, CA 92121 Attn: Chief Executive Officer

To JPI:	Janssen Pharmaceuticals, Inc. 1125 Trenton-Harbourton Road Titusville, NJ 08560

With copies to:	Chief Intellectual Property Counsel Office of General Counsel Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, New Jersey 08933 United States of America

Head Johnson & Johnson Innovation Center, California 99 El Camino Real Menlo Park, CA 94025

If a notice or other communication addressed to a Party is received after 5:00 p.m. on a business day at the location specified in the address for that Party, or on a day that is not a business day, then the notice will be deemed received at 9:00 a.m. on the next business day.

15.2

Entire Agreement.  This Agreement constitutes the entire understanding between the Parties as to the subject matter of this Agreement and supersedes all other agreements, whether written or oral, between the Parties.  For clarity, the Parties intend that the prior Research Collaboration and License Agreement dated May 29, 2015 be terminated in its entirety.

15.3	Amendments. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties.
15.4

No Assignment.  Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, other than: (a) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non‑assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; or (b) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”), provided that in the event of a Sale Transaction (whether this Agreement is

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actually assigned or is assumed by the Third Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law (e.g., in the context of a reverse triangular merger)): (i) intellectual property rights of the Third Party Acquirer that existed prior to the Sale Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement, and (ii) in the case of a Sale Transaction involving Arcturus in which the Third Party Acquirer has, later acquires or initiates a program with respect to HBV NA Therapeutics (and to the extent that Janssen has exercised an Option pursuant to Section 4.2, […***…]* NA Therapeutics or Respiratory Disease Virus NA Therapeutics, as applicable), the Third Party Acquiror (or the surviving corporation, as applicable) establishes reasonable internal safeguards designed to ensure that Arcturus Technology is not accessible to personnel of the Third Party Acquiror (or the surviving corporation, as applicable) who are engaged in the conduct of such program.  The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.4.  Any purported assignment not in accordance with this Section 15.4 will be void.

15.5

Relationship of the Parties.  Both Parties are acting as independent contractors under this Agreement.  The Parties do not intend that anything in this Agreement creates an employment, agency, joint venture, or partnership relationship between the Parties or any of their agents or employees.  Neither Party has authority to enter into any contracts or incur liabilities on behalf of the other Party.

15.6

No Non-Party Beneficiaries.  Except for the provisions of Article 11 with respect to Arcturus Indemnitees and JPI Indemnitees, and except as provided in Section 15.4 with respect to a Party’s successors and permitted assigns, no provision of this Agreement grant rights to any Person other than a Party to this Agreement.

15.7	Compliance with Laws. In performing under this Agreement, each Party shall comply with all laws and generally recognized standards for good scientific conduct.
15.8

No Presumption Against Drafting Party.  Each Party has had the opportunity to consult with counsel in connection with reviewing, drafting, and negotiating this Agreement.  Accordingly, the Parties intend that the principle of construction that any ambiguity in a contract be construed against the drafting Party not apply.

15.9

Waiver.  No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party granting the waiver.  No failure or delay in exercising any right or remedy under this Agreement operates as a waiver of that right or remedy.  A waiver granted on one occasion will not operate as a waiver on future occasions.

15.10	Severability. The Parties intend as follows:

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15.10.1

that if any provision of this Agreement is held to be unenforceable, then that provision will be modified to the minimum extent necessary to make it enforceable, unless that modification is not permitted by law, in which case that provision will be disregarded;

15.10.2

that if modifying or disregarding the unenforceable provision would result in failure of an essential purpose of this Agreement, either Party may terminate this Agreement upon written notice to the other Party; and

15.10.3	that if an unenforceable provision is modified or disregarded in accordance with this Section 15.10, then the rest of the Agreement will remain in effect as written.
15.10.4

Force Majeure.  If a Force Majeure Event prevents a Party from complying with any one or more obligations under this Agreement, that inability to comply will not constitute breach if (a) that Party uses reasonable efforts to perform those obligations; and (b) that Party’s inability to perform those obligations is not due to its failure to: (i) take reasonable measures to protect itself against events or circumstances of the same type as that Force Majeure Event; or (ii) develop and maintain a reasonable contingency plan to respond to events or circumstances of the same type as that Force Majeure Event.  For purposes of this Agreement, “Force Majeure Event” means, with respect to a Party, any event or circumstance, whether or not foreseeable, that was not caused by that Party and any consequences of that event or circumstance.  If a Force Majeure Event occurs, the noncomplying Party shall promptly notify the other Party of occurrence of that Force Majeure Event, its effect on performance, and how long the noncomplying Party expects it to last.  Thereafter the noncomplying Party shall update that information as reasonably necessary.  During a Force Majeure Event, the noncomplying Party shall use reasonable efforts to limit damages to the other Party and to resume its performance under this Agreement.

15.10.5

Anti-Corruption Compliance.  Neither Party shall perform any actions that are prohibited by local and other anti-corruption laws (collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties to this Agreement.  Without limiting the foregoing, neither Party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other third party related to the transaction in a manner that would violate Anti-Corruption Laws.

15.10.6	Further Actions. Each Party shall take all actions reasonably necessary to carry out the intent of the Parties in entering into this Agreement.

[SIGNATURE PAGE FOLLOWS]

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The Parties are signing this Agreement on the Effective Date.

ARCTURUS THERAPEUTICS, INC.

By:	/s/ Joseph E. Payne
Name: Joseph E. Payne
Title: President

Janssen Pharmaceuticals, Inc.

By:	/s/ Vanessa Broadhurst
Name: Vanessa Broadhurst
Title: President

Exhibits:

Johnson & Johnson Universal Calendar

Arcturus Patent Rights

Arcturus Press Release [NTD: ARCTURUS TO UPDATE]

Granted Rights

HBV Joint Research Plan

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Exhibit

Johnson & Johnson Universal Calendar […***…]*

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Exhibit

Arcturus Patent Rights […***…]*

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Exhibit
Arcturus Press Release [TBD]

Arcturus Therapeutics Announces Strategic Collaboration with Johnson & Johnson Innovation to Discover and Develop RNA Medicines

Initial Focus on Hepatitis B, With Option to Expand to Additional Disease Areas

San Diego, Calif., October 19, 2017 – Arcturus Therapeutics, Inc., a leading RNA medicines company, announced today that it has entered into a research collaboration and worldwide license agreement with Janssen Pharmaceuticals, Inc. (Janssen), a Johnson & Johnson company. The two companies will work together to develop and commercialize nucleic acid-based drug products for the treatment of Hepatitis B, using Arcturus’ UNA Oligomer chemistry and LUNARTM lipid-mediated delivery platform. The agreement also includes an option to expand into other infectious and respiratory diseases. The deal was facilitated by the Johnson & Johnson California Innovation Center.

Under the agreement, facilitated by J&J Innovation, Arcturus will receive an upfront cash payment, R&D support, and pre-clinical, development, and sales milestone payments, as well as royalty payments on any future licensed product sales. Janssen will assume responsibility for development costs and all commercialization costs associated with the program.

“This new partnership signifies an expanded relationship between Arcturus and Janssen,” said Joseph Payne, President and CEO of Arcturus. “Arcturus’ expertise and intellectual property in the field of RNA medicines is complemented by Janssen’s broad capabilities in clinical development, regulatory affairs, and marketing. Together we aim to bring new treatments to patients who are suffering from Hepatitis B and potentially other infectious diseases.”

About Arcturus Therapeutics, Inc.

Founded in 2013 and based in San Diego, Arcturus Therapeutics, Inc. is an RNA medicines company with enabling technologies — UNA Oligomer chemistry and LUNARTM lipid-mediated delivery. Arcturus's versatile RNA therapeutics platforms can be applied toward multiple types of RNA medicines including small interfering RNA, messenger RNA, antisense RNA, microRNA and gene editing therapeutics. The company owns LUNAR nanoparticle delivery and Unlocked Nucleomonomer Agent (UNA) technology including UNA Oligomers, which are covered by its patent portfolio (>110 patents and patent applications, issued in the U.S., Europe, Japan, China and other countries). Arcturus' proprietary UNA technology can be used to target individual genes in the human genome, as well as viral genes, and other species for therapeutic purposes. The company's commitment to the development of novel RNA therapeutics has led to partnerships with Ultragenyx Pharmaceutical, Inc., Takeda Pharmaceutical Inc., and Cystic Fibrosis Foundation Therapeutics Inc. For more information, visit www.ArcturusRx.com, the content of which is not incorporated herein by reference. On September 27, 2017, Arcturus and Alcobra Ltd. (Alcobra) (NASDAQ: ADHD) entered into an agreement and plan of merger and reorganization pursuant to which a wholly-owned subsidiary of Alcobra will merge with and into Arcturus, with Arcturus becoming a wholly-owned subsidiary of Alcobra and the surviving corporation of the merger, and the holders of Arcturus

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outstanding capital stock immediately prior to the merger will receive ordinary shares representing approximately 60% of the outstanding shares of Alcobra. Upon consummation of the transaction, Alcobra’s name will be changed to Arcturus Therapeutics, Ltd., and Alcobra will change its ticker symbol to ARCT on NASDAQ.

Forward-looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to whether the agreement will result in a successful collaboration or potential products; the structure, timing and completion of the proposed merger transaction; and the combined company’s listing on NASDAQ after closing of the proposed merger. You should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Except as otherwise required by law, all parties disclaim any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

Additional Information about the Proposed Merger involving Alcobra and Arcturus and Where to Find It

In connection with the previously disclosed proposed merger involving Alcobra and Arcturus, a proxy statement and a proxy card [will be]1 furnished to the Securities and Exchange Commission (SEC) and [will be] mailed to Alcobra’s shareholders seeking any required shareholder approvals in connection with the proposed merger transactions. Before making any voting or investment decision, investors and shareholders are urged to read the proxy statement (including any amendments or supplements thereto) and any other relevant documents that Alcobra may furnish to or file with the SEC when they become available because they will contain important information about the proposed merger transactions.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

[1]	NTD: May change to past tense depending on timing of the proxy filing.

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Contact

Arcturus Therapeutics

858-900-2660

info@arcturusRx.com

Andrew McDonald Ph.D.

LifeSci Advisors LLC

646-597-6979

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Exhibit
Granted Rights
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Exhibit
HBV Joint Research Plan (and associated budget)

HBV – Joint Research Plan

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